Exhibit 4.2.2

EXECUTION VERSION

RESTATED

$223,000,000

PRE-EXPORT FINANCE AGREEMENT

as restated on 27 September, 2006
pursuant to a Restatement Agreement
dated 27 September, 2006

for

VOTORANTIM CELULOSE E PAPEL S.A.

arranged by

ABN AMRO BANK N.V.

with

ABN AMRO BANK N.V.

as Agent and Trustee

CONTENTS

1.	Definitions and Interpretation	5

2.	Loan Amounts	22

3.	Purpose	23

4.	Repayment	23

5.	Prepayment	24

6.	Interest	25

7.	Interest Periods	27

8.	Changes to the Calculation of Interest	28

9.	Not Used	29

10.	Tax Gross-Up and Indemnities	29

11.	Increased Costs	30

12.	Other Indemnities	31

13.	Mitigation by the Lenders	33

14.	Costs and Expenses	33

15.	Guarantee and Indemnity	34

16.	Representations	36

17.	Information Undertakings	42

18.	Financial Covenants	45

19.	General Undertakings	45

20.	Debt Service Undertakings	52

21.	Events of Default	54

22.	Changes to the Lenders	58

23.	Changes to the Obligors	62

24.	Role of the Agent and the Arranger	62

25.	Role of Trustee	68

26.	Conduct of Business by the Finance Parties	75

27.	Sharing among the Finance Parties	75

28.	Payment Mechanics	77

29.	Set-Off	79

30.	Application of Proceeds	79

31.	Notices	81

32.	Calculations and Certificates	83

33.	Partial Invalidity	83

34.	Remedies and Waivers	83

35.	Amendments and Waivers	84

36.	Counterparts	84

37.	Governing Law	85

38.	Enforcement	85

THIS AGREEMENT is dated 27 September 2006 and made between:

(1)

VOTORANTIM CELULOSE E PAPEL S.A., a company incorporated under the laws of the Federative Republic of Brazil, having its principal place of business located at Alameda Santos, 1357 – 7, São Paulo – SP, enrolled with the CNPJ/MF under number 60.643.228/0001-21, as borrower (the “Borrower”);

(2)

VCP OVERSEAS HOLDING LTD. BUDAPEST, BAAR BRANCH, a branch of VCP Overseas Holding KFT (a company organised under the laws of Hungary), licensed in the commercial register of the canton of Zug, Switzerland, as guarantor (the “Guarantor”);

(3)	ABN AMRO BANK N.V., as arranger (the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as Lenders (the “Existing Lenders”);

(5)	ABN AMRO BANK N.V., as agent of the other Finance Parties (the “Agent”); and

(6)	ABN AMRO BANK N.V. as trustee for the Secured Parties (the “Trustee”).

BACKGROUND:

(A)	The ABN Loans (as defined below) are outstanding from the Borrower to the Existing Lenders.

(B)	The parties hereto wished to restate the terms and conditions upon which the ABN Loans (as defined below) are outstanding in relation to, in particular (but without limitation), pricing and tenor.

(C)	The Borrower has entered or will enter into one or more purchase agreements with the Guarantor, pursuant to which the Borrower will sell or cause to sell goods from Brazil to the Gurantor.

(D)

The Guarantor has entered into or will enter into one or more sales agreements with third party buyers, pursuant to which the Guarantor will sell or cause to sell goods supplied by the Borrower to such third party buyers, the proceeds of which sales are intended to be used to repay the ABN Loans (as defined below).

(E)	The Guarantor will provide a guarantee with respect to the liabilities and obligations of the Borrower in the form contained in Clause 15 (Guarantee and Indemnity) of this Agreement.

(F)

The Guarantor has agreed to assign to the Trustee, for the benefit of the Secured Parties (as defined below) certain deposits and sales receivables pursuant to the Security Documents (as defined below).

(G)

Accordingly, the parties have entered into the Restatement Agreement (as defined below) in order to restate the terms and conditions upon which the ABN Loans (as defined below) are outstanding on the terms and conditions of this Agreement and to give effect to the wishes described in paragraphs (B), (C), (D), (E) and (F) above as of the Restatement Date (as defined below).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“A Loan” means the A1 Loan, the A2 Loan or the A3 Loan.

“A1 Loan” means the term loan being the aggregate of the principal amounts outstanding to each Existing Lender set opposite its name in the column headed “A1 Loan” in Schedule 1 (The Existing Lenders) or the principal amount outstanding for the time being of that loan.

“A2 Loan” means the term loan being the aggregate of the principal amounts outstanding to each Existing Lender set opposite its name in the column headed “A2 Loan” in Schedule 1 (The Existing Lenders) or the principal amount outstanding for the time being of that loan.

“A3 Loan” means the term loan being the aggregate of the principal amounts outstanding to each Existing Lender set opposite its name in the column headed “A3 Loan” in Schedule 1 (The Existing Lenders) or the principal amount outstanding for the time being of that loan.

“A1 Loan Interest Payment Date” means 13 November 2006, the Consolidation Date and each of the dates specified in Schedule 4 (Payment Dates) as an Interest Payment Date.

“A2 Loan Interest Payment Date” means the Consolidation Date and each of the dates specified in Schedule 4 (Payment Dates) as an Interest Payment Date.

“A3 Loan Interest Payment Date” means the Consolidation Date and each of the dates specified in Schedule 4 (Payment Dates) as an Interest Payment Date.

“A Loan Repayment Date” means each of the Interest Payment Dates set out in Schedule 4 (Payment Dates) on which an amount of principal specified in the column headed “A Loan Principal Payment Amount” is to be repaid on the A Loan.

“ABN Facility Agreement No. 1” means the $50,000,000 Export Prepayment Agreement No. G-3605/03 dated December 3, 2003 between VCP Exportadora e Participações S.A. (now Votorantim Celulose e Papel S.A.), as Borrower and ABN AMRO Bank N.V. as Bank.

“ABN Facility Agreement No. 2” means the $50,000,000 Export Prepayment Agreement No. G-0852/05 dated March 29, 2005 between Votorantim Celulose e Papel S.A. as Borrower and ABN AMRO Bank N.V. as Bank.

“ABN Facility Agreements” means the ABN Facility Agreement No.1 and the ABN Facility Agreement No. 2.

“ABN Loan No. 1” means the $50,000,000 principal amount outstanding from the Borrower to ABN AMRO Bank N.V. with respect to the loan made available to the Borrower under the ABN Facility Agreement No. 1 and originally registered with ROF number TA300227.

“ABN Loan No. 1 Accrued Interest Amount” means the amount of interest accrued but unpaid with respect to the ABN Loan No. 1 as of the Restatement Date, being $1,075,072.92.

“ABN Loan No. 2” means the $50,000,000 principal amount outstanding from the Borrower to ABN AMRO Bank N.V. with respect to the loan made available to the Borrower under the ABN Facility Agreement No. 2 and originally registered with ROF number TA331696.

“ABN Loan No. 2 Accrued Interest Amount” means the amount of interest accrued but unpaid with respect to the ABN Loan No. 2 as of the Restatement Date, being $56,729.17.

“ABN Loan No. 3” means the $123,000,000 principal amount outstanding from the Borrower to ABN AMRO Bank N.V. with respect to the loan made available by ABN AMRO Bank N.V to the Borrower on 27 June 2006 and registered with ROF numbers TA383445, TA383447 and TA383450.

“ABN Loan No. 3 Accrued Interest Amount” means the amount of interest accrued but unpaid with respect to the ABN Loan No. 3 as of the Restatement Date, being $722,548.74.

“ABN Loans” means the ABN Loan No.1, the ABN Loan No. 2 and the ABN Loan No. 3.

“Aggregate Sales Value” means, with respect to any Coverage Period, the amount which is the aggregate of the Sales Value of each Sales Contract for that Coverage Period.

“Affiliate” means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, approval (including any Governmental Approval), concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority, whether in effect as of the date hereof or hereafter.

“Assignment Agreement” means the assignment agreement dated the Restatement Date between the Guarantor as assignor and the Trustee as assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“B Loan” means the B1 Loan, the B2 Loan or the B3 Loan.

“B1 Loan” means the term loan being the aggregate of the principal amounts outstanding to each Existing Lender set opposite its name in the column headed “B1 Loan” in Schedule 1 (The Existing Lenders) or the principal amount outstanding for the time being of that loan.

“B2 Loan” means the term loan being the aggregate of the principal amounts outstanding to each Existing Lender set opposite its name in the column headed “B2 Loan” in Schedule 1 (The Existing Lenders) or the principal amount outstanding for the time being of that loan.

“B3 Loan” means the term loan being the aggregate of the principal amounts outstanding to each Existing Lender set opposite its name in the column headed “B3 Loan” in Schedule 1 (The Existing Lenders) or the principal amount outstanding for the time being of that loan.

“B1 Loan Interest Payment Date” means 13 November 2006, the Consolidation Date and each of the dates specified in Schedule 4 (Payment Dates) as an Interest Payment Date.

“B2 Loan Interest Payment Date” means the Consolidation Date and each of the dates specified in Schedule 4 (Payment Dates) as an Interest Payment Date.

“B3 Loan Interest Payment Date” means the Consolidation Date and each of the dates specified in Schedule 4 (Payment Dates) as an Interest Payment Date.

“B Loan Repayment Date” means each of the Interest Payment Dates set out in Schedule 4 (Payment Dates) on which an amount of principal specified in the column headed “B Loan Principal Payment Amount” is to be repaid on the B Loan.

“Brazil” means the Federative Republic of Brazil.

“Break Costs” means the amount (if any) by which:

(a)

the interest which a Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period, provided that for the purpose of paragraph (a) above, the interest which a Lender should have received for any period shall be calculated on the basis that the relevant Lender should not have received the Margin element of such interest for such period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, New York and São Paulo.

“Buyer” means each of:

(a)	the Persons listed in Schedule 5 (Initial Buyers);

(b)	any Covered Buyer;

(c)	any Payment Pre-shipment Buyer; and

(d)	any other Person or Persons agreed between the Borrower and the Agent to be a “Buyer”.

“C Loan” means the C1 Loan, the C2 Loan or the C3 Loan.

“C1 Loan” means the term loan being the aggregate of the principal amounts outstanding to each Existing Lender set opposite its name in the column headed “C1 Loan” in Schedule 1 (The Existing Lenders) or the principal amount outstanding for the time being of that loan.

“C2 Loan” means the term loan being the aggregate of the principal amounts outstanding to each Existing Lender set opposite its name in the column headed “C2 Loan” in Schedule 1 (The Existing Lenders) or the principal amount outstanding for the time being of that loan.

“C3 Loan” means the term loan being the aggregate of the principal amounts outstanding to each Existing Lender set opposite its name in the column headed “C3 Loan” in Schedule 1 (The Existing Lenders) or the principal amount outstanding for the time being of that loan.

“C1 Loan Interest Payment Date” means 13 November 2006, the Consolidation Date and each of the dates specified in Schedule 4 (Payment Dates) as an Interest Payment Date.

“C2 Loan Interest Payment Date” means the Consolidation Date and each of the dates specified in Schedule 4 (Payment Dates) as an Interest Payment Date.

“C3 Loan Interest Payment Date” means the Consolidation Date and each of the dates specified in Schedule 4 (Payment Dates) as an Interest Payment Date.

“C Loan Repayment Date” means each of the Interest Payment Dates set out in Schedule 4 (Payment Dates) on which an amount of principal specified in the column headed “C Principal Payment Amount” is to be repaid on the C Loan.

“Capital Lease Obligations” means, as to a Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations shall be the capitalised amount thereof determined in accordance with GAAP.

“Capital Stock” means, as to any Person, any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a Person other than a corporation and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” means any of the following:

(a)

readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States;

(b)

insured certificates of deposit of or time deposits with a Lender or a member of the Federal Reserve System, which member issues (or the parent of which member issues) commercial paper rated as described in paragraph (c) below, is organised under the laws of the United States of America or any State (or the District of Colombia) thereof and has a combined capital surplus of at least $1,000,000,000,000;

(c)

commercial paper in an aggregate amount of no more than $10,000,000 per issue outstanding at any time, issued by any corporation organised under the laws of any State (or the District of Colombia) of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s and “A-1” (or the then equivalent grade) by S&P; or

(d)	other investments considered as cash equivalents under GAAP.

“Collection Account” means the dollar account with ABN AMRO Bank N.V. in Amsterdam in the name of the Guarantor with account number 56.42.26.475 USD (and any other renewal or redesignation thereof) or such other account as may be designated as the “Collection Account” from time to time by the Trustee.

“Collection Account Amount” means, at any time, the amount then standing to the credit of the Collection Account.

“Collection Account Security Agreement” means the Collection Account pledge agreement governed by the laws of The Netherlands dated the Restatement Date between the Guarantor as pledgor and the Trustee as pledgee, pursuant to which the Guarantor grants a security interest over, inter alia, all amounts standing to the credit of the Collection Account in favour of the Trustee to secure each of the Obligor’s obligations under the Finance Documents.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the then current recommended form of the LMA or in any form agreed between the Borrower and the Agent.

“Consolidated Net Tangible Assets” means, on a consolidated basis, the Borrower’s total assets, less current liabilities, less depreciation, amortisation and depletion, less goodwill, trade names, trademarks, patents and other intangibles, calculated based on the most recent balance sheet delivered by the Borrower to the Agent pursuant to this Agreement.

“Consolidation Date” means 20 November 2006.

“Coverage Period” means the period commencing on the Restatement Date and ending on the Consolidation Date and thereafter each successive period commencing on the last day of the preceding Coverage Period and ending on the next succeeding date specified in Schedule 4 (Payment Dates) as an Interest Payment Date.

“Covered Buyer” means any Person that purchases Products from the Guarantor with the support of a letter or letters of credit or an insurance policy or policies issued by a Permitted Covering Institution covering the full amount of the purchase price due to the Guarantor for such Products.

“Debt” means, with respect to any Person (determined without duplication):

(a)	all indebtedness of such Person for borrowed money;

(b)

all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables (whether payable to Affiliates or other Persons) incurred in the ordinary course of such Person’s business, but only if and for so long as such trade payables remain payable on customary trade terms and (ii) accrued expenses incurred in the ordinary course of business);

(c)	all obligations of such Person evidenced by notes, bonds, debentures or other similar documents;

(d)	all obligations, contingent or otherwise, of such Person in connection with any securitization of any products, receivables or other property;

(e)

all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in an event of default are limited to repossession or sale of such property);

(f)	all Capital Lease Obligations and similar obligations under “synthetic leases” of such Person;

(g)

all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, financial guarantee insurance policies or similar extensions of credit (excluding trade payables to the extent excluded from paragraph (b) above);

(h)	all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any capital stock of such Person;

(i)

all net obligations of such Person in respect of any interest rate protection agreement or any currency swap, cap or collar agreement or similar arrangement entered into by such Person providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies (but without regard to any notional principal amount relating thereto);

(j)	all Debt of other Persons of a type referred to in paragraphs (a) to (i) or paragraph (k) that is guaranteed by such Person; and

(k)

all Debt referred to in paragraphs (a) to (j) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Security on property of such Person even though such Person has not assumed or become liable for the payment of such Debt, in each case whether incurred as principal or as surety and whether present or future, actual or contingent; provided that “Debt” shall exclude any unsecured guarantee made for the benefit of any Person pursuant to a vendor financing transaction for the sale of Products to such Person and in no event shall “Debt” include any liability for Taxes.

“Debt Service Coverage Ratio” means, as of the last day of any Fiscal Semester, the ratio (expressed as a decimal) of:

(a)

the sum of: (i) EBITDA for the two Fiscal Semesters ending on such day plus (ii) the amount of cash on the Borrower’s consolidated balance sheet as of such day plus (iii) the sum of, for each marketable security (including Cash Equivalents) on the Borrower’s consolidated balance sheet as of such day, calculated at the lower of: (A) the face value and (B) the market value of such marketable security as of such day; to

(b)

the aggregate amount of Debt of the Borrower (on a consolidated basis) that matured during the two Fiscal Semesters ending on such day plus the aggregate amount of actual Interest Expense during such two Fiscal Semesters.  For the purpose of clarification, the calculation of the Debt Service Coverage Ratio (and all components thereof) shall be made using GAAP.

“Debt Service Obligation” means:

(a)

with respect to any completed Coverage Period, the aggregate of (i) the amount of the scheduled (i.e. without regard to any increase paid or payable under the Finance Documents due to a prepayment (whether voluntary or otherwise)) instalment of principal (if any) which fell due for payment on the last day of such Coverage Period and (ii) the amount of accrued interest which fell due for payment during or on the last day of that Coverage Period; and

(b)

with respect to any Coverage Period which has not yet been completed, the aggregate of (i) the amount of the scheduled (i.e. without regard to any increase paid or payable under the Finance Documents due to a prepayment (whether voluntary or otherwise)) instalment of principal (if any) which will fall due for payment on the last day of that Coverage Period and (ii) the amount of accrued interest which will, in the absence of any unanticipated acceleration or unanticipated prepayment of a Loan prior to the last day of that Coverage Period, fall due for payment during or on the last day of that Coverage Period (and for the purposes of any calculation under this part (ii) it shall, to the extent necessary, be assumed that LIBOR applicable with respect to any Interest Period for a Loan which has not yet commenced shall be equal to LIBOR applicable with respect to the then current Interest Period for that Loan).

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Trustee.

“Designated Subsidiary” means any Person which is a Subsidiary of the Borrower and accounts for 20% or more of the total assets of the Borrower and its consolidated Subsidiaries as determined in accordance with GAAP.

“EBITDA” means, during any period, the total earnings of the Borrower (on a consolidated basis and without duplication) before income taxes, Interest Expense, depreciation and amortisation during such period, eliminating from the calculation of such earnings:

(a)	any net income or gain (or net loss), net of any tax effect, during such period from any extraordinary items;

(b)	any interest income during such period;

(c)	gains or losses during such period on the sale of property (other than the sale of inventory in the ordinary course of business);

(d)

any other extraordinary non-cash items deducted from or included in the calculation of pre-tax net income for such period (other than items that will require cash payments and for which an accrual or reserve has been, or is required by GAAP to be, made); and

(e)	any net income or gain (or net loss) on any foreign exchange transactions or net monetary positions.

“Environmental Claim” means any claim, proceeding or investigation by any Person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Finance Document” means this Agreement, the Restatement Agreement, each Security Document, each Sales Contract Designation Notice, each Irrevocable Payment Instructions with respect to each Sales Contract and any other document designated as such by the Agent and the Borrower.

“Finance Party” means each of the Agent, the Arranger, the Trustee and each Lender.

“Fiscal Semester” means each period from and including 1 January to and including 30 June of each year and from and including 1 July to and including 31 December of each year.

“GAAP” means, with respect to (i) the Borrower, generally accepted accounting principles (as in effect from time to time) in Brazil and (ii) the Guarantor, generally accepted according principles (as in effect from time to time) in the United States of America.

“Governmental Authority” means any nation or government, any state or municipality, any multi-lateral or similar organisation or any other agency, instrumentality or political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government.

“Group” means the Borrower and its Subsidiaries for the time being.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Increased Costs” means:

(a) a reduction in the rate of return from a Loan or on a Lender’s (or its Affiliate’s) overall capital;

(b) an additional or increased cost; or

(c) a reduction of any amount due and payable under any Finance Document.

“Interest Expense” means, for any period, interest (or similar) expense on Debt of the Borrower (on a consolidated basis) including (without duplication):

(a) fees (including commitment fees);

(b)	net payments under any interest rate protection agreement or other hedging agreement;

(c)	the interest portion of any deferred payment obligations;

(d)	all fees and charges owed with respect to letters of credit or performance or other bonds;

(e)	all accrued or capitalised interest;

(f)	any amortisation of debt discount; and

(g)	all but the principal component of payments relating to Capital Lease Obligations.

For the purpose of clarification, the calculation of Interest Expense (and all components thereof) shall be made using GAAP.

“Interest Payment Date” means, with respect to the A1 Loan, each A1 Loan Interest Payment Date; with respect to the A2 Loan, each A2 Loan Interest Payment Date; with respect to the A3 Loan, each A3 Loan Interest Payment Date; with respect to the B1 Loan, each B1 Loan Interest Payment Date; with respect to the B2 Loan, each B2 Loan Interest Payment Date; with respect to the B3 Loan, each B3 Loan Interest Payment Date; with respect to the C1 Loan, each C1 Loan Interest Payment Date; with respect to the C2 Loan, each C2 Loan Interest Payment Date; and with respect to the C3 Loan, each C3 Loan Interest Payment Date.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 7 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 6.3 (Default interest).

“Irrevocable Payment Instructions” means, with respect to any Sales Contract, a notice of assignment and irrevocable payment instructions given or to be given by the Guarantor to the relevant Buyer with respect to that Sales Contract substantially in the form set out in Schedule 6 (Form of Irrevocable Payment Instructions).

“Lender” means:

(a)	any Existing Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” shall mean, for any Interest Period, an interest rate per annum determined on the basis of the London interbank offered rate for deposits in dollars for a period of time comparable to the relevant Interest Period, as shown on the display page designated British Bankers Association Interest Settlement Rates, “LIBOR 01” Page, on the Reuters screen (or such other page on the Reuters screen as may customarily be used from time to time in the Relevant Interbank Market to determine LIBOR for dollars) or such other page or service which displays such a rate for deposits of dollars as the Agent, after consultation with the Borrower, shall select, at approximately 11:00 a.m., London time, 2 London Business Days prior to the first day of such Interest Period. In the event that such rate does not appear on such LIBOR 01 Reuters screen page, or such other page as may replace that page in that service or be selected by the Agent after consultation with the Borrower, then LIBOR shall be the arithmetic mean (expressed as an annual rate and rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates quoted at approximately 11:00 a.m. London time on that day by Reference Banks, chosen by the Agent, as the rate at which deposits in dollars are offered to prime banks, in the London interbank market for a period of time comparable to the relevant Interest Period.

“LMA” means the Loan Market Association.

“Loan” means an A Loan, B Loan or C Loan.

“London Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Majority Lenders” means a Lender or Lenders whose participations in the Loans outstanding aggregate more than 66 2/3% of all the Loans outstanding.

“Margin” means:

(a) in relation to an A Loan, 0.25 per cent. per annum;

(b) in relation to a B Loan, 0.425 per cent. per annum; and

(c) in relation to a C Loan, 0.75 per cent. per annum.

“Market Disruption Event” means before close of business in London on the Quotation Day for the relevant Interest Period where LIBOR is determined on the basis of quotations supplied by the Reference Banks (i) none, or one only, of the Reference Banks supplies a rate for the purposes of determining LIBOR or (ii) a Lender reasonably determines that, by reason of circumstances affecting the Relevant Interbank Market, adequate and fair means do not exist for ascertaining the rate of interest by reference to LIBOR.

“Material Adverse Effect” means a material adverse effect on:

(a)

the business, operations, property, condition (financial or otherwise) or prospects of the Obligors and the Designated Subsidiaries taken as a whole which will, in the opinion of the Agent (as explained in writing), adversely affect the ability of any Obligor to perform any of its obligations under any Finance Document; or

(b) the validity or enforceability of any Finance Document or any rights or remedies of any Finance Party under any Finance Document.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor organisation thereto.

“Net Debt” means, as of the last day of any Fiscal Semester, Total Debt as of such day minus the sum of: (a) the aggregate amount of cash on the Borrower’s consolidated balance sheet as of such day plus (b) the sum of, for each marketable security (including Cash Equivalents) on the Borrower’s consolidated balance sheet as of such day, the lower of: (i) the face value and (ii) the market value of such marketable security as of such day. For the purpose of clarification, the calculation of Net Debt (and all components thereof) shall be made using GAAP.

“Net Debt to EBITDA Ratio” means, as of the last day of any Fiscal Semester, the ratio (expressed as a decimal) of (a) Net Debt as of such day to (b) EBITDA for the two Fiscal Semesters ending on such day.  For the purpose of clarification, the calculation of the Net Debt to EBITDA Ratio (and all components thereof) shall be made using GAAP.

“Obligor” means each of the Borrower and the Guarantor.

“Original Financial Statements” means the audited consolidated financial statements of the Borrower and the Guarantor for the financial year ended 31 December 2005.

“Parent” means Votorantim Participações S.A.

“Party” means a party to this Agreement.

“Payment Pre-shipment Buyer” means any Person which is acceptable to the Trustee and which:

(a)

is not listed on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or domiciled in a jurisdiction with respect to which OFAC or the United Nations maintains sanctions programs restricting the purchase, sale or financing of goods; and

(b) purchases Products from the Guarantor on terms that payment of the purchase price for such Products must be made in full prior to shipment of such Products to such Person.

“Payment Testing Date” means each of the days falling three Business Days prior to the last day of a Coverage Period.

“Permitted Covering Institution” means, at any time:

(a)	a financial institution with a long term senior credit rating of at least A from S&P or A2 from Moody’s; and

(b)	any other financial institution agreed from time to time between the Borrower and the Agent to be a “Permitted Covering Institution”.

“Permitted Security” means:

(a)

any Security imposed by applicable law that were incurred in the ordinary course of business, including carriers’, warehousemen’s and mechanics’ liens, statutory landlord’s liens and other similar liens and encumbrances arising in the ordinary course of business, in each case that:  (i) do not in the aggregate materially detract from the value of the assets subject thereto or materially impair the use thereof in the operations of the business of the Person owning such assets; or (ii) are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the assets subject to such liens and/or encumbrances;

(b)

any Security securing taxes, assessments and other governmental charges or levies, in each case the payment of which is not yet due or is being contested in good faith by appropriate proceedings and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(c)	pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(d)	encumbrances, security deposits or reserves maintained in the ordinary course of business and required by applicable law; and

(e)

survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Security incidental to the ownership of assets which were not incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair the use of the assets affected thereby.

“Person” shall mean any individual, firm, company, corporation, partnership (whether or not having separate legal personality), trust, unincorporated organisation, joint stock company or other legal entity or organisation and any government or agency or political subdivision thereof.

“Products” means bleached eucalyptus kraft pulp and paper products.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period (excluding such first day).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Secured Property.

“Reference Banks” means three or more banks active in the Eurodollar interbank market whose S&P rating (or the equivalent rating from Moody’s or Fitch) is the same as or higher than that of the Administrative Agent on the date hereof.

“Relevant Interbank Market” means the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 16.1 (Status) to 16.6 (Governing law and enforcement), Clause 16.9 (No default), paragraph (d) of Clause 16.11 (No misleading information), paragraph (d) of Clause 16.12 (Financial Statements), Clause 16.13 (Pari passu ranking), paragraph (b) of Clause 16.17 (Taxation) and Clauses 16.20 (Ranking) to 16.23 (Ownership).

“Restatement Agreement” means the restatement agreement dated 27 September, 2006 pursuant to which the parties hereto agreed to restate the terms and conditions upon which the ABN Loans are outstanding on the terms and conditions of this Agreement as of the Restatement Date.

“Restatement Date” has the meaning given to such term in the Restatement Agreement.

“Sales Contract” means each agreement (which may be formed or confirmed by delivery of an invoice, exchange of letters and/or other correspondence) for the sale of Products by the Guarantor to a Buyer which has been designated a “Sales Contract” for the purpose of the Finance Documents by the Guarantor by delivery to the Trustee of a duly executed Sales Contract Designation Notice together with the documentation referred to in such Sales Contract Designation Notice.

“Sales Contract Designation Notice” means a notice given by the Guarantor to the Agent substantially in the form of Schedule 7 (Form of Sales Contract Designation Notice).

“Sales Value” means, with respect to any Sales Contract and any Coverage Period, the amount which is the quantity of Products delivered or to be delivered by the Guarantor under that Sales Contract during that Coverage Period multiplied by the fixed price for the relevant Products as specified in that Sales Contract or, if in any case no fixed price is specified, the market price for the relevant Products as at the time that the relevant calculation of the Sales Value is made.

“Sales Value Testing Date” means each of the days falling thirty days prior to the last day of a Coverage Period.

“Secured Obligations” means all obligations at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity).

“Secured Parties” means the Trustee, any Receiver or Delegate, the Agent and each Lender from time to time party to this Agreement.

“Secured Property” means all right, title and interest in or to any of the assets which are subject to (or purported to be subject to) the Security Documents.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

“Security Documents” means each of the Collection Account Security Agreement and the Assignment Agreement together with any other document entered into by an Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of the Obligors under any of the Finance Documents.

“S&P” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc. a New York corporation or any successor organisation thereto.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a) which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b) more than half the issued voting share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c) which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Capitalisation” means, as of the last day of any Fiscal Semester, the sum of: (a) Total Debt as of such day plus (b) the aggregate of shareholders’ equity of the Borrower (on a consolidated basis) as of such day plus (c) without duplication of clause (b), the sum of minority interests of other Persons held in the Borrower (on a consolidated basis) as of such day.

“Total Debt” means, as of the last day of any Fiscal Semester, the aggregate outstanding principal amount of Debt of the Borrower (on a consolidated basis) as of such day.

“Total Debt to Total Capitalisation Ratio” means, as of the last day of any Fiscal Semester, the ratio (expressed as a decimal) of: (a) Total Debt as of such day to (b) Total Capitalisation as of such day. For the purpose of clarification, the calculation of the Total Debt to Total Capitalisation Ratio (and all components thereof) shall be made using GAAP.

“Transaction Documents” means each Finance Document and each Sales Contract.

“Transaction Security” means the Security created or expressed to be created in favour of the Trustee pursuant to the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 2 (Form of Transfer Certificate) or any other form approved by the Agent.

“Transfer Date” means, in relation to a transfer, the later of:

(a) the proposed Transfer Date specified in the Transfer Certificate; and

(b) the date on which the Agent executes the Transfer Certificate.

“Unencumbered Payment” means, at any time, a payment under a contract or agreement for the sale of Products by the Guarantor which payment is not subject to any Security and which neither Obligor has not dedicated to the payment of any specific indebtedness at such time.

“Unencumbered Payment Amount” means, at any time, the aggregate amount of all Unencumbered Payments which the Guarantor is due to receive during the then current Coverage Period.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“VAT” means value added tax and any other tax of a similar nature.

“Votorantim Party” means each Obligor and each of its Designated Subsidiaries.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)

the “Agent”, the “Arranger”, the “Trustee”, any “Finance Party”, any “Secured Party”, any “Lender”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Trustee, any Person for the time being appointed as trustee or trustees in accordance with this Agreement;

	(ii)	“assets” includes present and future properties, revenues and rights of every description;

	(iii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

	(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(v)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

	(vi)	a provision of law is a reference to that provision as amended or re-enacted; and

	(vii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States of America.

1.4	Third party rights

A Person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

2.	LOAN AMOUNTS

2.1	Loan Amounts

Each of the Borrower and the Lenders hereby agrees that on and as of the Restatement Date the principal amounts outstanding to each of the Lenders under this Agreement in respect of each Loan shall be equal to the amount set opposite such Lender’s name in the applicable column in Schedule 1 (The Existing Lenders).

2.2	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Power of Attorney

	(a)	The Guarantor may from time to time appoint on a case by case basis the Borrower to act on its behalf as its agent in relation to the Finance Documents and may authorise:

(i)

the Borrower on its behalf to supply information concerning itself contemplated by this Agreement to the Finance Parties and to give notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Guarantor, without further reference to or the consent of the Guarantor; and

(ii) each Finance Party to give any notice, demand or other communication to the Guarantor pursuant to the Finance Documents to the Borrower,

and in each case the Guarantor shall be bound as though the Guarantor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by, or given to, the Borrower under any Finance Document on behalf of the Guarantor or in connection with any Finance Document (whether or not known to the Guarantor) shall be binding for all purposes on the Guarantor as if the Guarantor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Borrower on behalf of the Guarantor and the Guarantor, those of the Borrower shall prevail.

3.	PURPOSE

The Borrower shall apply all of the proceeds of the Loans towards financing investments and its working capital needs.

4.	REPAYMENT

4.1	Repayment of Loans

(a)

The Borrower shall repay the A Loans in ten instalments by repaying on each A Loan Repayment Date the principal amount specified in the column headed “A Loan Principal Payment Amount” in Schedule 4 (Payment Dates).

(b)

The Borrower shall repay the B Loans in ten instalments by repaying on each B Loan Repayment Date the principal amount specified in the column headed “B Loan Principal Payment Amount” in Schedule 4 (Payment Dates).

(c)

The Borrower shall repay the C Loans in ten instalments by repaying on each C Loan Repayment Date the principal amount specified in the Column headed “C Loan Principal Payment Amount” in Schedule 4 (Payment Dates).

4.2	Reborrowing

The Borrower may not reborrow any part of a Loan which is repaid.

5.	PREPAYMENT

5.1	Illegality

If, after the Restatement Date, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any Lender to maintain its participation in any Loan, and after the Lender has (to the extent it can lawfully do so without prejudice to its own position) made reasonable efforts to maintain such Loan using other alternatives such as lending offices in other jurisdictions (provided that the Lender shall be under no obligation to take any such action if, in its opinion, to do so may have an adverse effect upon its business, operations or financial condition), then such Lender shall forthwith so notify the Agent (who shall notify the Borrower) in writing, whereupon:

(a) the obligation of such Lender to maintain such Loan shall be terminated; and

(b)

the Borrower shall prepay such Loan on the later of (i) the last day of the then current Interest Period for such Loan and (ii) 30 Business Days after the date of such notification, provided that the Borrower shall prepay the Loan on any earlier date that the relevant Lender may notify to the Borrower if such Lender considers that it is unlawful for the Loan to be maintained beyond such date.

5.2	Voluntary prepayment

(a)

The Borrower may, if it gives the Agent not less than 3 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $5,000,000 and an integral multiple of $1,000,000).

(b) A Loan may only be prepaid after the Consolidation Date.

(c) Any prepayment under this Clause 5.2 shall satisfy the obligations under Clause 4.1 (Repayment of Loans) in inverse chronological order.

5.3	Restrictions

(a)

Any notice of prepayment given by any Party under this Clause 5 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

	(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, if applicable, any Break Costs.

	(c)	The Borrower may not reborrow any part of a Loan which is prepaid.

	(d)	The Borrower shall not repay or prepay all or any part of a Loan except at the times and in the manner expressly provided for in this Agreement.

6.	INTEREST

6.1	Calculation of interest

(a)

The rate of interest on the A1 Loan for the first Interest Period in respect of such loan shall be the percentage rate per annum which is the aggregate of the applicable Margin and 5.27875 per cent. per annum; and, thereafter, the rate of interest on the A1 Loan for each subsequent Interest Period shall be the percentage rate per annum which is the aggregate of the applicable Margin and LIBOR.

(b)

The rate of interest on the A2 Loan for the first Interest Period in respect of such loan shall be the percentage rate per annum which is the aggregate of the applicable Margin and 5.36 per cent. per annum; and, thereafter, the rate of interest on the A2 Loan for each subsequent Interest Period shall be the percentage rate per annum which is the aggregate of the applicable Margin and LIBOR.

(c)

The rate of interest on the A3 Loan for the first Interest Period in respect of such loan shall be the percentage rate per annum which is the aggregate of the applicable Margin and 5.39938 per cent. per annum; and, thereafter, the rate of interest on the A3 Loan for each subsequent Interest Period shall be the percentage rate per annum which is the aggregate of the applicable Margin and LIBOR.

(d)

The rate of interest on the B1 Loan for the first Interest Period in respect of such loan shall be the percentage rate per annum which is the aggregate of the applicable Margin and 5.27875 per cent. per annum; and, thereafter, the rate of interest on the B1 Loan for each subsequent Interest Period shall be the percentage rate per annum which is the aggregate of the applicable Margin and LIBOR.

(e)

The rate of interest on the B2 Loan for the first Interest Period in respect of such loan shall be the percentage rate per annum which is the aggregate of the applicable Margin and 5.36 per cent. per annum; and, thereafter, the rate of interest on the B2 Loan for each subsequent Interest Period shall be the percentage rate per annum which is the aggregate of the applicable Margin and LIBOR.

(f)

The rate of interest on the B3 Loan for the first Interest Period in respect of such loan shall be the percentage rate per annum which is the aggregate of the applicable Margin and 5.39938 per cent. per annum; and, thereafter, the rate of interest on the B3 Loan for each subsequent Interest Period shall be the percentage rate per annum which is the aggregate of the applicable Margin and LIBOR.

(g)

The rate of interest on the C1 Loan for the first Interest Period in respect of such loan shall be the percentage rate per annum which is the aggregate of the applicable Margin and 5.27875 per cent. per annum; and, thereafter, the rate of interest on the C1 Loan for each subsequent Interest Period shall be the percentage rate per annum which is the aggregate of the applicable Margin and LIBOR.

(h)

The rate of interest on the C2 Loan for the first Interest Period in respect of such loan shall be the percentage rate per annum which is the aggregate of the applicable Margin and 5.36 per cent. per annum; and, thereafter, the rate of interest on the C2 Loan for each subsequent Interest Period shall be the percentage rate per annum which is the aggregate of the applicable Margin and LIBOR.

(i)

The rate of interest on the C3 Loan for the first Interest Period in respect of such loan shall be the percentage rate per annum which is the aggregate of the applicable Margin and 5.39938 per cent. per annum; and, thereafter, the rate of interest on the C3 Loan for each subsequent Interest Period shall be the percentage rate per annum which is the aggregate of the applicable Margin and LIBOR.

6.2	Payment of interest

	(a)	The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period relating to that Loan.

	(b)	The Borrower shall pay:

	(i)	the Existing ABN Loan No. 1 Accrued Interest Amount to the Existing Lenders (pro rata in accordance with their respective participations in the Loans as of the Restatement Date) on 13 November 2006;

(ii)

the Existing ABN Loan No. 2 Accrued Interest Amount to the Existing Lenders (pro rata in accordance with their respective participations in the Loans as of the Restatement Date) on the Consolidation Date; and

(iii)

the Existing ABN Loan No. 3 Accrued Interest Amount to the Existing Lenders (pro rata in accordance with their respective participations in the Loans as of the Restatement Date) on the Consolidation Date.

6.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 6.3 shall be immediately payable by that Obligor on demand by the Agent.

(b) If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i) the first Interest Period for that overdue amount shall be for the period equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

6.4	Notification of rates of interest

The Agent shall promptly notify the Borrower of the applicable interest rate for each Interest Period and in any event no later than two Business Days after (and excluding) the date such interest rate is determined.

7.	INTEREST PERIODS

7.1	Interest Periods

Subject to this Clause 7, the Interest Period for each Loan will be, initially, the period commencing on the Restatement Date and ending on the first Interest Payment Date in respect of that Loan and, thereafter, each successive period commencing on the last day of the preceding Interest Period and ending on the next Interest Payment Date in respect of that Loan.

7.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.3	Consolidation of Loans

On and from the Consolidation Date:

(a) the A Loans will be consolidated into and treated as a single A Loan;

(b) the B Loans will be consolidated into and treated as a single B Loan; and

(c) the C Loans will be consolidated into and treated as a single C Loan.

8.	CHANGES TO THE CALCULATION OF INTEREST

8.1	Market disruption

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the Agent and the Borrower shall negotiate (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest. The rate of interest on each Lender’s share of that Loan for the relevant Interest Period shall be the rate per annum which is the sum of:

(a) (if an alternative rate is so agreed within such period) the Margin plus such rate; or

(b)

(if an alternative rate is not so agreed within such period) the Margin plus the rate notified to the Borrower by the Agent as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding the Loan from whatever source it may reasonably select.

8.2	Alternative basis of interest or funding

Any alternative basis agreed pursuant to Clause 8.1 (Market disruption) above shall, with the prior consent of all Lenders, be binding on all Parties.

8.3	Break Costs

The Borrower shall, within five Business Days of written demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum subject at all times to the exceptions in Clause 5 (Prepayment) and the Lender having provided in its demand, written calculations showing how any such Break Costs have been calculated.

9.	NOT USED

10.	TAX GROSS-UP AND INDEMNITIES

10.1	Tax gross-up

All payments to be made by an Obligor to any Finance Party under a Finance Document shall be made free and clear of and without deduction for or on account of Tax unless that Obligor is required to make such a payment subject to the deduction or withholding of Tax, in which case the sum payable by that Obligor (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

10.2	Tax indemnity

If a Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under any Finance Document (including any sum deemed for purposes of Tax to be received or receivable by the Finance Party whether or not actually received or receivable) or if any liability in respect of such payment is asserted, imposed, levied or assessed against the Finance Party, the Borrower shall, upon demand of the Finance Party, promptly indemnify the Finance Party against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 10.2 shall not apply to:

(a)

any Tax imposed on and calculated by reference to the net income actually received or receivable by the Finance Party (but, for the avoidance of doubt, not including any sum deeded for purposes of Tax to be received or receivable by the Finance Party but not actually received) by the jurisdiction of incorporation in which the Finance Party is incorporated; or

(b)

any Tax imposed on and calculated by reference to the net income of the Facility Office of the Finance Party actually received or receivable by the Finance Party (but, for the avoidance of doubt, not including any sum deeded for purposes of Tax to be received or receivable by the Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(c) the extent a loss, liability or cost is compensated for by an increased payment under Clause 10.1 (Tax gross-up).

10.3	Tax Credit

If an Obligor makes a payment under Clause 10.1 (Tax gross-up) (a “Tax Payment”) and the relevant Finance Party determines that:

(a)

it has received a credit against, relief or remission for, or repayment of, any Tax (a “Tax Credit”) which is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b) that Finance Party has obtained, utilised and retained that Tax Credit,

the relevant Finance Party shall pay an amount to that Obligor which the Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

10.4	Tax receipts

All Taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by that Obligor when due and that Obligor shall, upon request of any Finance Party, promptly deliver to the Finance Party evidence satisfactory to the Finance Party that the payment has been duly remitted to the appropriate authority.

10.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify any Finance Party against any cost, loss or liability that the Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

10.6	Value added tax

Any amount (including costs and expenses) expressed to be payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable on any supply made by a Finance Party to an Obligor under a Finance Document, that Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of that Tax.

11.	INCREASED COSTS

11.1	Increased costs

If by reason of:

(a) any change in or introduction of law, decree, rule or regulation or in the interpretation, administration or application thereof; and/or

(b)

compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority (including, without limitation, a request or requirement which affects the manner in which a Finance Party is required to or does maintain capital resources having regard to that Finance Party’s obligations hereunder and to amounts owing to it hereunder), a Finance Party or any of its Affiliates:

(i) incurs a cost as a result of it having entered into and/or performed its obligations under this Agreement and/or assuming or maintaining a Loan under this Agreement;

(ii) becomes liable to make any payment on account of any Taxes which are calculated by reference to the amount of a Loan and/or any sum received or receivable by it under any Finance Document; or

(iii) suffers any other Increased Cost,

then the Borrower shall, within three Business Days of a demand by that Finance Party, pay for the account of that Finance Party the amount of any such costs or amounts suffered or incurred by that Finance Party or any of its Affiliates.

12.	OTHER INDEMNITIES

12.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i) making or filing a claim or proof against that Obligor; or

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party and the Arranger to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that Person at the time of its receipt of that Sum.

(b)

Each Obligor waives, to the full extent possible by applicable law, any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

12.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Secured Party and the Arranger against any cost, loss or liability incurred by that Secured Party or Arranger as a result of:

(i) the occurrence of any Event of Default;

(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing Among the Finance Parties); or

(iii) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

12.3	Indemnity to the Agent

(a) The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

		(i)	investigating any event which it reasonably believes is a Default; or

		(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised,

provided that the Borrower shall not be obliged to indemnify the Agent against any cost, loss or liability where that cost, loss or liability arises directly as a result of the gross negligence or wilful misconduct of the Agent.

(b)

If paragraph (a) of this Clause 12.3 applies, the Agent will (i) promptly inform the Borrower that it intends to conduct such an investigation and (ii) as soon as reasonably practicable supply the Borrower with an estimate of the costs, expenses, losses or liabilities that the Borrower may incur as a result of the Agent conducting such investigations.

12.4	Indemnity to the Trustee

	(a)	The Borrower shall promptly indemnify the Trustee and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

		(i)	the taking, holding, protection or enforcement of the Transaction Security;

		(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Trustee and each Receiver and Delegate by the Finance Documents or by law; and

		(iii)	any default by an Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)

The Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Secured Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in paragraph (a) above and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

13.	MITIGATION BY THE LENDERS

13.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to any of Clause 10 (Tax gross-up and indemnities) or Clause 11 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

	(b)	Paragraph (a) of this Clause 13.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

13.2	Limitation of liability

(a) The Borrower shall indemnify any Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 13.1 (Mitigation).

(b) A Finance Party is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.	COSTS AND EXPENSES

14.1	Transaction expenses

The Borrower shall promptly on demand pay each Finance Party the amount of all costs and expenses (including, subject to any pre-agreed caps, legal fees) reasonably incurred by that Finance Party in connection with the negotiation, preparation, printing, execution and perfection of:

(a) this Agreement, the Security Documents and any other documents referred to in this Agreement and the Transaction Security; and

(b) any other Finance Documents executed after the Restatement Date.

14.2	Amendment costs

(a)

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand, reimburse the Agent and/or the Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and/or the Trustee in responding to, evaluating, negotiating or complying with that request or requirement.  Without prejudice to the Borrower’s reimbursement obligation under this paragraph (a), if the Borrower requests an amendment, waiver or consent, the Agent shall promptly notify the Borrower if at any time the Agent reasonably considers that the aggregate amount of all costs and expenses (including legal fees) which will be incurred by the Agent and the Trustee in responding to, evaluating, negotiating or complying with that request or requirement will be more than $25,000.

(b)

If an amendment (not requested by the Borrower) is required to the Finance Documents, the Agent shall (i) notify the Borrower of the need thereof and (ii) send the Borrower an estimate of the costs and expenses that will be incurred.

14.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Secured Party and the Arranger the amount of all costs and expenses (including legal fees) incurred by that Secured Party or Arranger in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.	GUARANTEE AND INDEMNITY

15.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

	(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

15.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3	Reinstatement

If any payment by the Borrower or any discharge given by a Finance Party (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

	(a)	the liability of the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

	(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

15.4	Waiver of defences

The obligations of the Guarantor under this Clause 15 will not be affected by an act, omission, matter or thing which, but for this Clause 15, would reduce, release or prejudice any of its obligations under this Clause 15 (without limitation and whether or not known to it or any Finance Party) including:

	(a)	any time, waiver or consent granted to, or composition with, the Borrower or other Person;

	(b)	the release of the Borrower or any other Person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

	(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other Person;

(e)

any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security;

	(f)	any unenforceability, illegality or invalidity of any obligation of any Person under any Finance Document or any other document or security; or

	(g)	any insolvency or similar proceedings.

15.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any Person before claiming from the Guarantor under this Clause 15.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

	(b)	hold in an interest-bearing suspense account any money received from the Guarantor or on account of the Guarantor’s liability under this Clause 15.

15.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

	(a)	to be indemnified by the Borrower;

	(b)	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents; and/or

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

15.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

16.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 16 to each Finance Party on the Restatement Date.

16.1	Status

(a) It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b) It and each of the Designated Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

16.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document are, subject to any general principles of law as at the Restatement Date limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Schedule 1 (Conditions Precedent) of the Restatement Agreement, legal, valid, binding and enforceable obligations.

16.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

(a) any law or regulation applicable to it, except to the extent that any such conflict is not reasonably likely to have a Material Adverse Effect;

(b) its constitutional documents, or, except to the extent that any such conflict is not reasonably likely to have a Material Adverse Effect, any Designated Subsidiary’s constitutional documents; or

(c)

any agreement or instrument binding upon it or any Designated Subsidiary or its or any Designated Subsidiary’s assets, except to the extent that any such conflict is not reasonably likely to have a Material Adverse Effect.

16.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

16.5	Validity and admissibility in evidence

	(a)	All Authorisations required or desirable:

		(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

		(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect, except (x) for any further authorisation from, notice to or registration with, as the case may be, the Central Bank of Brazil which will enable the Borrower (1) to make payments under this Agreement that are specifically covered by the Registration of Financial Transactions (ROF in the SISBACEN system)of the relevant terms and conditions of the Loans (the “ROF”) and the registration of the schedules of payment within the ROF with the Central Bank of Brazil which will enable the Borrower to make remittances from Brazil to repay the scheduled principal of and interest on the Loans and the fees, expenses and commissions referred to therein that will not be paid on the date of the entrance of the funds into Brazil (the “Schedules of Payment”) earlier than their respective due dates, whether upon acceleration or otherwise, or on a date which is after the 120th day from the original scheduled principal repayment date of such payment; and (2) to make remittances from Brazil to make payments contemplated by this Agreement not specifically covered by the ROF and the Schedules of Payment; and (y) with respect to paragraph (a)(ii) of this Clause 16.5, for the enforceability or admission in evidence of any Transaction Document before Brazilian courts: (A) the signatures of the parties signing such document outside Brazil must be notarised by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer at the competent Brazilian consulate and (B) such Transaction Document must be translated into Portuguese by a sworn translator.

(b)

All Authorisations necessary for the conduct of its business, trade and ordinary activities and those of each other Votorantim Party have been obtained or effected and are in full force and effect, except where failure to have any such Authorisations (in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

16.6	Governing law and enforcement

(a)

The relevant law selected as the governing law of each of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation to the extent that, with respect to enforcement in Brazil, such law is not deemed to be against Brazilian national sovereignty, good morals or public policy.

(b)

Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation, provided that, with respect to enforcement in Brazil, it is previously confirmed by the Superior Court of Justice in Brazil, such confirmation being available only if: (i) the judgment fulfills all formalities required for its enforceability under the laws of the country where the same was issued; (ii) the judgment was issued by a competent court after due service of process upon the parties to the action; (iii) the judgment is not subject to appeal; (iv) the judgment was authenticated by a Brazilian consulate in the country where the same was issued; and (v) the judgment is not contrary to Brazilian national sovereignty, good morals or public policy.

16.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document, except that (a) interest and fees paid by the Borrower under the Finance Documents will be subject to income tax in Brazil at a zero percent rate if the Loan is repaid with exports from Brazil and, should the Loan not be repaid with exports from Brazil, interest and fees paid by the Borrower under the Finance Documents may be subject to Brazilian withholding tax at a rate of up to 25% in addition to penalties levied thereon, and (b) payments of other expenses under the Finance Documents made by the Borrower will generally be subject to withholding income tax at the rate of 15%.

16.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that any of the Transaction Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any of the Transaction Documents or the transactions contemplated by any of the Transaction Documents, except for certain court costs and deposits to guarantee judgment that may be due if a proceeding is brought against the Borrower in Brazil.

16.9	No default

(a) No Event of Default is continuing.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

16.10	No insolvency

No Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its  knowledge and belief) threatened against any Obligor for its winding-up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all its assets or revenues. Neither Obligor is engaged, nor is it about to engage, in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration its obligations incurred hereunder and under the other Transaction Documents to which it is a party.

16.11	No misleading information

(a)

Any factual information provided to the Finance Parties prior to the Restatement Date by (or on behalf of) any Obligor was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)

All financial projections provided to the Finance Parties prior to the Restatement Date by the Borrower have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)

Nothing has occurred or been omitted from any factual information and no information has been given or withheld that results in the information, taken as a whole, provided to the Finance Parties prior to the Restatement Date being untrue or misleading in any material respect.

(d)

All written information (other than the information provided pursuant paragraphs (a) to (c) above) supplied by (or on behalf of) any Obligor to any Finance Party is, taken as a whole, true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

16.12	Financial statements

	(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)

The Original Financial Statements fairly represent the consolidated financial condition and operations of the Group (in the case of the Borrower’s Original Financial Statements) or the Guarantor and its Subsidiaries (if any) for the time being (in the case of the Guarantor’s Original Financial Statements) during the relevant financial year.

	(c)	Its most recent financial statements delivered pursuant to Clause 17.1 (Financial statements):

(i) have been prepared in accordance with GAAP consistently applied; and

(ii)

give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(d)

There has been no material adverse change in (i) its business, condition (financial or otherwise), operations, performance or properties or (ii) the financial markets in Brazil that directly or indirectly affects or is reasonably expected to affect its ability to perform its obligations under the Finance Documents, in each case since the date of the Original Financial Statements.

16.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any other Votorantim Party.

16.15	Environmental compliance

Each Obligor has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any Obligor or on which any Obligor has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

16.16	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any Votorantim Party where that claim would be reasonably likely, if determined against that Votorantim Party, to have a Material Adverse Effect.

16.17	Taxation

(a)

It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (a) such payment is being contested in good faith, (b) it has maintained adequate reserves for those Taxes and (c) such payment can be lawfully withheld).

(b) It is not materially overdue in the filing of any Tax returns.

(c) No claims are being or are reasonably likely to be asserted against it with respect to Taxes which, if determined against it, could reasonably be expected to have a Material Adverse Effect.

16.18	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

16.19	Private and commercial acts

Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

16.20	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

16.21	Transaction Security

Each Security Document to which it is a party validly creates the Security which is expressed to be created by that Security Document and evidences the Security it is expressed to evidence, subject to satisfaction of any necessary filing or registration requirements.

16.22	Legal and Beneficial Owner

It is the absolute legal and beneficial owner of the assets subject to the Security Documents to which it is a party.

16.23	Ownership

(a) The Borrower is a Subsidiary of the Parent.

(b) The Guarantor is a Subsidiary of the Borrower.

16.24	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the Restatement Date and the first day of each Interest Period.

17.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the Restatement Date for so long as any amount is outstanding under the Finance Documents.

17.1	Financial statements

Each of the Obligors shall supply to the Agent:

(a) as soon as the same become available, but in any event within 90 days after the end of each of its financial years its audited consolidated financial statements for that financial year; and

(b) as soon as the same become available, but in any event within 60 days after the end of each half of each of its financial years its financial statements for that financial half year.

17.2	Compliance Certificate

(a)

The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 17.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 18 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)

Each Compliance Certificate shall be signed by the Chief Financial Officer and Treasurer of the Borrower (or by a Person validly appointed by them who has authority under the Borrower’s constitutional documents to sign such documents).

17.3	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Obligors pursuant to Clause 17.1 (Financial statements) shall be certified by a director of the relevant Obligor as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b) The Obligors shall procure that each set of financial statements delivered pursuant to Clause 17.1 (Financial statements) is prepared using GAAP.

17.4	Information: miscellaneous

Each Obligor shall supply to the Agent (in sufficient copies for all of the Lenders if the Agent so requests):

(a)

all documents dispatched by such Obligor to its creditors generally at the same time as they are dispatched (which, for the avoidance of doubt, shall not include documents which are specific to other facilities);

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Votorantim Party, and which might, if adversely determined, have a Material Adverse Effect;

(c)

promptly (and, in any event, within five Business Days) after either Obligor’s knowledge thereof, notice of any other event or development that could reasonably be expected to have a Material Adverse Effect;

(d)

promptly upon request of the Agent at any time after the commencement of a Coverage Period and prior to the Sales Value Testing Date falling in that Coverage Period, evidence that the Unencumbered Payment Amount at such time, when aggregated with the Aggregate Sales Value at such time, is not less than the amount which is 115% of the Debt Service Obligation for that Coverage Period; and

(e) promptly, such further information regarding the financial condition, business and operations of the Obligors as any Finance Party (through the Agent) may reasonably request.

17.5	Notification of default

	(a)	Each Obligor shall notify the Agent of:

		(i)	any Default; and

		(ii)	any default by it or any Buyer under any Sales Contract,

(and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)

Promptly upon a request by the Agent, the Guarantor shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no default under any Sales Contract has occurred (or if a default under a Sales Contract has occurred, specifying the default under such Sales Contract and the steps, if any, being taken to remedy it).

17.6	“Know your customer” checks

	(a)	If:

		(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Restatement Date;

		(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the Restatement Date; or

		(iii)	a proposed assignment by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18	FINANCIAL COVENANTS

The Borrower shall ensure that:

(a) the Debt Service Coverage Ratio as of the last day of each Fiscal Semester shall be not less than 1.0:1.0;

(b) the Net Debt to EBITDA Ratio as of the last day of each Fiscal Semester shall not be greater than 3.0:1.0; and

(c) the Total Debt to Total Capitalisation Ratio as of the last day of each Fiscal Semester shall not exceed 0.7:1.0.

The financial covenants set out above shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 17.1 (Financial Statements) and Clause 17.2 (Compliance Certificate). Notwithstanding the foregoing any breach of such financial covenants shall be considered to have begun as of the last day of the relevant Fiscal Semester. The calculation of the above ratios (and all components thereof) shall be made using GAAP.

19.	GENERAL UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the Restatement Date for so long as any amount is outstanding under the Finance Documents.

19.1	Authorisations

Each Obligor shall promptly:

(a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b) supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document (except for those contemplated in sub-clause (y) of paragraph (a) of Clause 16.5 (Validity and admissibility in evidence)).

19.2	Compliance with laws

Each Obligor shall (and shall cause each of its respective Subsidiaries to) comply with the requirements of all Applicable Laws (including export regulations) and orders of any Governmental Authority and with all material contractual obligations applicable to it (or its Subsidiaries), in each case to the extent that failure to comply therewith could (in the aggregate) reasonably be expected to have a Material Adverse Effect, except where (and for so long as) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

19.3	Negative pledge

No Obligor shall create, assume or suffer to exist any Security (other than the Transaction Security) over any of its rights under or with respect to any Sales Contract or the Collection Account.  In addition, no Obligor shall create, assume or suffer to exist (and the Borrower shall not permit any Designated Subsidiary to create, assume or suffer to exist), any Security on any of its other assets, whether now owned or hereafter acquired by it, except:

	(a)	Permitted Security and the Transaction Security;

(b)

any Security on the inventory or receivables (other than those described in paragraph (f) below) of any Obligor or any Designated Subsidiary securing obligations:  (i) under any short term lines of credit, entered into in the normal course of business; or (ii) under any working capital facility;

	(c)	any Security in respect of legal proceedings which have been submitted to a competent court and are being contested in good faith;

(d)

any Security created solely for the purpose of securing the payment of all or a part of the purchase price of assets (including Capital Stock of any Person) acquired or constructed after the Restatement Date, provided that (i) the aggregate principal amount of Debt secured by such Security shall not exceed the purchase price of the assets so acquired or constructed; and (ii) such Security shall not encumber any assets other than the assets so acquired and shall attach to such assets within 90 days of the construction or acquisition of such assets;

	(e)	any Security which arises pursuant to a final judgment or judgments that do not constitute an Event of Default under Clause 21.9 (Judgments);

(f)

any Security on accounts receivable and related assets in connection with export, import or other trade transactions or in connection with any securitization transaction, provided that the aggregate amount of any receivables permitted pursuant to this paragraph (f) securing Debt shall not exceed (i) with respect to transactions related to revenues from exports, 80% of such Obligor or Designated Subsidiary’s consolidated net sales from exports; or (ii) with respect to transactions related to revenues from domestic sales, 80% of such Obligor or Designated Subsidiary’s consolidated net sales within Brazil;

(g)

any Security granted to secure borrowings from (i) Banco Nacional de Desenvolvimento Econômico e Social-BNDES, or any other Brazilian governmental development bank; or (ii) any international development bank or Governmental Authority;

	(h)	any Security existing on the Restatement Date;

	(i)	any Security extending, renewing or replacing, in whole or in part, any Security outstanding on the Restatement Date;

(j)

any Security on assets or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary, provided that such Security may not extend to any other assets owned by such Person;

(k)

any Security on assets at the time such Obligor or Designated Subsidiary acquires such assets, including any acquisition by means of a merger or consolidation with or into such Obligor or Designated Subsidiary, provided that any such Security may not extend to any other assets owned by such Obligor or Designated Subsidiary;

	(l)	any Security securing Debt or other obligations of a Subsidiary of any Obligor owing to such Obligor or a wholly-owned Subsidiary of such Obligor;

	(m)	any Security in favour of surety bonds or letters of credit issued pursuant to the request of, and for the account of, such Obligor or Designated Subsidiary in the ordinary course of its business; or

(n)

any Security not otherwise described in paragraphs (a) to (m) above, provided that the aggregate principal amount of Debt at any time outstanding secured by such Security not otherwise described in paragraphs (a) to (m) above does not exceed the greater of (i) $200,000,000 (or its equivalent in any other currency), or (ii) 10% of Consolidated Net Tangible Assets.

19.4	Mergers and disposals

Each Obligor agrees that it will not enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, provided that either Obligor may merge or consolidate with or into, or sell or transfer all or substantially all of its assets to, any other Person (1) that is organised and existing in a country which is a member of the Organisation for Economic Co-operation and Development or, if not a country which is a member of the Organization for Economic Co-operation and Development, such Obligor’s current jurisdiction of organisation or (2) has a rating of not less than BBB- from S&P and is not organised or existing in a jurisdiction with which dealings are generally prohibited by the laws of the United States of America or resolution of the United Nations, if, immediately after giving effect thereto:

(a)

(A) with respect to any merger or consolidation, it is the surviving Person or, if not, the surviving Person has validly assumed the relevant Obligor’s obligations under the Finance Documents to which it is a party, or (B) with respect to a sale, transfer, lease or other disposition of all or substantially all of its assets, the Person to whom the assets have been sold, transferred, leased or otherwise disposed has validly assumed in a manner reasonably satisfactory to the Agent all obligations under the Finance Documents to which the relevant Obligor is a party (which assumption may constitute a novation of such obligations under applicable law), provided that, with respect to both sub-clauses (A) and (B), with respect to the Guarantor, the Borrower directly or indirectly owns a majority of the voting stock of the surviving Person and has the power to direct or cause the direction of the management and policies of such surviving Person;

	(b)	no Default exists or would exist immediately after such merger, consolidation, sale, transfer, lease or other disposition;

(c)

there would not be a Default relating to: (i) the Total Debt to Total Capitalization Ratio under paragraph (c) of Clause 18 (Financial Covenants) if such ratio was determined as if the date on which such merger, consolidation, sale, transfer, lease or other disposition was effected was the last day of a Fiscal Semester of the Borrower or (ii) the Debt Service Coverage Ratio under paragraph (a) of Clause 18 (Financial Covenants) and/or the Net Debt to EBITDA Ratio under paragraph (b) of Clause 18 (Financial Covenants) if such ratios were determined on a pro forma basis giving effect to such merger, consolidation, sale, transfer, lease or other disposition with respect to the then most recently completed two Fiscal Semesters of the Borrower;

(d)

to the extent reasonably requested by the Agent, the Finance Documents shall have been amended (or amended and restated) to reflect such merger, consolidation, sale, transfer, lease or other disposition; and

	(e)	the Agent shall have received any other opinions, evidence of security interest filings and other documents or evidence as it may reasonably request in connection therewith.

For the avoidance of doubt, nothing in this Clause 19.4 shall restrict an Obligor from selling, leasing, transferring or otherwise disposing of obsolete or worn-out property or equipment no longer used or useful in its business or any inventory or other assets sold or disposed of in the ordinary course of its business.

19.5	Transactions with Affiliates

No Obligor shall (nor shall permit any of its Subsidiaries to) enter into any transaction or series of related transactions with any of its Affiliates other than in the ordinary course of such Obligor’s (or such Subsidiary’s) business and on terms and conditions substantially as favourable to such Obligor (or such Subsidiary) as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than such Affiliate. This Clause 19.5 shall not apply to:

(a)

any loan or similar financial transaction (or series of related financial transactions) entered into for the sole purpose of performing cash management or other financial management functions of an Affiliate; and/or

	(b)	tax allocation agreements entered into from time to time between an Obligor and an Affiliate,

unless the same would materially impair the ability of an Obligor to comply with any of its obligations under any of the Finance Documents.

19.6	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Obligors from that carried on at the Restatement Date.

19.7	Maintenance of Assets

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain all of its assets used in its business in good working order and condition, ordinary wear and tear excepted, and shall maintain insurances on and in relation to its business and assets with reputable independent underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business where failure to do so might reasonably be expected to have a Material Adverse Effect.

19.8	Environmental Compliance

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where failure to do so might reasonably be expected to have a Material Adverse Effect.

19.9	Environmental Claims

Each Obligor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a) if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any Votorantim Party; or

(b) of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any Votorantim Party,

where the claim would be reasonably likely, if determined against that Votorantim Party, to have a Material Adverse Effect.

19.10	Taxation

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except (a) to the extent that (i) such payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) such payment can be lawfully withheld or (b) where the failure to pay or discharge such Taxes could not (in the aggregate) reasonably be expected to have a Material Adverse Effect).

19.11	Pari passu ranking

Each Obligor shall ensure that at all times all unsecured and unsubordinated claims of the Lenders against it under each Finance Document rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

19.12	Access and Inspection: Books and Records

(a)

The Borrower shall ensure that (not more than once in every financial year unless the Agent reasonably suspects a Default is continuing or may occur) the Agent and/or the Trustee and/or its accountants or other professional advisers and contractors has free access at all reasonable times and on reasonable notice at the risk and cost of the Borrower (i) to the premises, assets, books, accounts and records of each Obligor and (ii) to meet and discuss matters with senior management.

(b)

Each of the Obligors shall (and the Borrower shall cause each of the Designated Subsidiaries to) (i) engage internationally recognised independent accountants to audit its financial statements, and (ii) maintain a system of accounting in which full and correct entries shall be made of all of its financial transactions, assets and liabilities in accordance with applicable GAAP.

(c)

No Obligor shall (and the Borrower shall not permit any Designated Subsidiary to) amend, modify or otherwise change any of its estatutos sociais, by-laws or other similar documents in any way that would adversely affect the Finance Parties without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Majority Lenders.

(d)

No Obligor shall (and the Borrower shall not permit any Designated Subsidiary to) take any action, or conduct its affairs in a manner, that would reasonably be expected to result in its corporate existence being ignored by any court of competent jurisdiction or in its assets and/or liabilities being substantively consolidated with those of any other Person in a bankruptcy, reorganisation or other insolvency proceeding.

19.13	Sales Contracts

As soon as the same becomes available, the Guarantor shall deliver, or procure that there is delivered, to the Trustee:

(a) to the extent not previously delivered together with the Sales Contract Designation Notice relating to that Sales Contract, a copy of any and all documentation evidencing a Sales Contract;

(b) the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending in relation to any Sales Contract; and

(c)

a copy of any and all documentation delivered to the Guarantor pursuant to any of the Sales Contracts which might reasonably be expected to affect the calculation of the Sales Value of any Sales Contract for any Coverage Period.

19.14	Compliance with Sales Contracts

The Guarantor will duly observe and perform all of the covenants, obligations and conditions which are required to be observed and performed by it under the Sales Contracts and will pursue all claims to which it is entitled under the Sales Contracts.

19.15	No amendment of Sales Contracts

The Guarantor shall not:

(a)

permit or suffer to occur any alteration or waiver of or amendment to or departure from the terms of any Sales Contract (other than where (i) such alteration, waiver, amendment or departure occurs in the normal course of the Guarantor’s day-to-day commercial operations and (ii) either (A) such alteration, waiver, amendment or departure does not involve a reduction in the amount payable under that Sales Contract or a postponement of the due date for payment of any amount payable under that Sales Contract or (B) immediately after such alteration, waiver, amendment or departure the Aggregate Sales Value with respect to the then current Coverage Period is not less than the amount which is 126.5% of the Debt Service Obligation for that Coverage Period); or

(b)

avoid, release, rescind, terminate or otherwise cancel in whole or in part (or agree to any of the foregoing or acquiesce in any of the foregoing) any Sales Contract (other than where (i) such avoidance, release, rescission, termination or cancellation occurs in the normal course of the Guarantor’s day-to-day commercial operations and (ii) immediately after such avoidance, release, rescission, termination or cancellation the Aggregate Sales Value with respect to the then current Coverage Period is not less than the amount which is 126.5% of the Debt Service Obligation for that Coverage Period).

20.	DEBT SERVICE UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the Restatement Date for so long as any amount is outstanding under the Finance Documents.

20.1	Irrevocable Payment Instructions

Forthwith upon delivery of any Sales Contract Designation Notice with respect to any Sales Contract, the Guarantor shall deliver an original duly executed Irrevocable Payment Instructions with respect to that Sales Contract to the relevant Buyer and, in the case of a Covered Buyer, the Permitted Covering Institution issuing the letter or letters of credit or the insurance policy or policies (as applicable) supporting the relevant Covered Buyer’s payment obligations under that Sales Contract (with, in each case, a copy to the Trustee).

20.2	Sales Information

The Obligors shall deliver, or procure that there is delivered, to the Trustee:

(a)

on each Sales Value Testing Date, a report detailing all of the projected sales of Products (including details as to scheduled delivery dates, Products, tonnage, sales prices, Buyers and any relevant vessel nominations) made or to be made by the Guarantor under the Sales Contracts during the then current Coverage Period; and

(b) on demand, such additional financial or sales information relating to the sale of Products to Buyers by the Guarantor as may reasonably be requested by the Trustee.

20.3	Shipping Documents

As soon as the same are available, the Guarantor shall deliver to the Trustee copies of any and all Documents of Title relating to Products to be delivered to a Buyer under a Sales Contract and any other document required to be delivered by the Guarantor to the Buyer in relation to such Products.

20.4	Collection Account

The Obligors shall procure and ensure that all amounts paid by or on behalf of a Buyer in respect of Products delivered or to be delivered to a Buyer under a Sales Contract are made directly into the Collection Account.  Without prejudice to the foregoing, in the event that any amount paid by or on behalf of a Buyer in respect of Products delivered or to be delivered to a Buyer under a Sales Contract is not paid directly into the Collection Account and is instead otherwise received by an Obligor, that Obligor shall forthwith pay such amount to the Collection Account (and until such payment to the Collection Account the relevant amount shall be held in trust by the relevant Obligor for the benefit of the Trustee).

20.5	Debt Service Coverage

Subject to Clause 20.7 (“Top-Up” Clause), the Obligors shall procure that:

(a)

on each Sales Value Testing Date, the Aggregate Sales Value with respect to the then current Coverage Period is not less than the amount which is 115% of the Debt Service Obligation for that Coverage Period; and

(b)

the amounts which are credited to the Collection Account pursuant to Clause 20.4 (Collection Account) are such that the Collection Account Amount on each Payment Testing Date is not less than the amount which is 115% of the Debt Service Obligation for the Coverage Period in which that Payment Testing Date falls.

20.6	Sales Contracts

The Guarantor shall enter into and designate such Sales Contracts as are necessary to enable it to comply with its obligations under Clause 20.5 (Debt Service Coverage).

20.7	“Top-Up” Clause

In the event that the Obligors fail to comply with the requirements set out under paragraph (a) of Clause 20.5 (Debt Service Coverage) on any Sales Value Testing Date, no breach of this Agreement shall be deemed to have occurred as a result of such failure if, on or before the day (the “Back-Stop Date”) which is ten days after that Sales Value Testing Date, either:

(a) the Guarantor designates and delivers copies of further Sales Contracts to the Trustee; and/or

(b) the Borrower prepays all or part of the Loans in accordance with Clause 5.2 (Voluntary Prepayment),

so that on the Back-Stop Date the Aggregate Sales Value for the Coverage Period in which the Back-Stop Date falls is not less than the amount which is 115% of the Debt Service Obligation for that Coverage Period.

20.8	Payments from Collection Account on Interest Payment Dates

Without prejudice to any of the rights and remedies of the Finance Parties under the Finance Documents, on each Interest Payment Date with respect to each Loan:

(a)

the Trustee shall be entitled to (and, provided that the Collection Account Amount at such time is sufficient to discharge all principal, interest and other sums due and payable by the Obligors under the Finance Documents at such time, shall) debit from the Collection Account any amount then standing to the credit of the Collection Account and shall apply any amount so debited in or towards the discharge of principal, interest and all other sums due and payable by the Obligors under the Finance Documents at such time; and

(b)

immediately after application of the amount(s) referred to in paragraph (a) above, and provided that no Default is continuing at such time, the Guarantor shall be entitled to withdraw from the Collection Account the surplus (if any) remaining after application of the above amount(s) referred to in paragraph (a) above.

20.9	Authorisation of the Obligors

Each of the Obligors specifically authorises the Trustee to make the payments and transfers specified in Clause 20.8 (Payments from Collection Account on Interest Payment Dates).

20.10	No Withdrawal

The Obligors shall not at any time be entitled to withdraw or receive any amount standing to the credit of the Collection Account except as specifically provided in Clause 20.8 (Payments from Collection Account on Interest Payment Dates).

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 is an Event of Default.

21.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a) its failure to pay is caused by administrative or technical error; and

(b) payment is made within 2 Business Days of its due date.

21.2	Financial and other covenants

Any requirement of Clauses 18 (Financial Covenants) or Clause 20 (Debt Service Undertaking) is not satisfied.

21.3	Other obligations

(a) An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial and other covenants)).

(b)

No Event of Default under paragraph (a) above in relation to Clause 19 (General Undertakings) will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (i) the relevant Obligor receiving notice of the failure to comply from the Agent and (ii) the relevant Obligor otherwise becoming aware of the failure to comply.

21.4	Misrepresentation

(a)

Any representation or statement made or deemed to be made by an Obligor in any Finance Document or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 5 Business Days of the earlier of the Agent giving notice to the relevant Obligor or the relevant Obligor becoming aware of the failure to comply.

21.5	Cross default

(a) Any Debt of any Votorantim Party or any of the consolidated subsidiaries of the Borrower as determined in accordance with GAAP is not paid when due nor within any originally applicable grace period.

(b)

Any Debt of any Votorantim Party or any of the consolidated subsidiaries of the Borrower as determined in accordance with GAAP is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

Any commitment for any Debt of any Votorantim Party or any of the consolidated subsidiaries of the Borrower as determined in accordance with GAAP is cancelled or suspended by a creditor of any Votorantim Party or any of the consolidated subsidiaries of the Borrower as determined in accordance with GAAP as a result of an event of default (however described).

(d)

Any creditor of any Votorantim Party or any of the consolidated subsidiaries of the Borrower as determined in accordance with GAAP has declared any Debt of any Votorantim Party or any of the consolidated subsidiaries of the Borrower as determined in accordance with GAAP due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 21.5 if the aggregate amount of Debt or commitments for Debt falling within paragraphs (a) to (d) above is equal to or less than $50,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)

A Votorantim Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

	(b)	The value of the assets of any Votorantim Party is less than its liabilities (taking into account contingent and prospective liabilities).

	(c)	A moratorium is declared in respect of any indebtedness of any Votorantim Party.

21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Votorantim Party other than a solvent liquidation or reorganisation of any Votorantim Party which is not an Obligor;

	(b)	a composition, compromise, assignment or arrangement with any creditor of any Votorantim Party;

(c)

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator or other similar officer in respect of any Votorantim Party or any of its assets; or

	(d)	enforcement of any Security over all or any substantial part of the assets of any Votorantim Party,

or any analogous procedure or step is taken in any jurisdiction.

21.8	Creditors’ process

(a)

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets (other than any assets the subject of a Sales Contract or the Assignment Agreement) of a Votorantim Party which may reasonably be expected to have a Material Adverse Effect.

(b) Any expropriation, attachment, sequestration, distress or execution affects any assets the subject of a Sales Contract or the Assignment Agreement.

21.9	Judgments

One or more judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle (including any relating to any arbitration) is/are rendered against any Votorantim Party in an amount exceeding $50,000,000 (or its equivalent in any other currency) in the aggregate and shall remain unsatisfied, undischarged and in effect for a period of 60 or more days without a stay of execution, unless the same is either (i) adequately bonded or covered by insurance where the surety or the insurer, as the case may be, has admitted liability in respect of such judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle or (ii) is being contested by appropriate proceedings properly instituted and diligently conducted and, in either case, such process is not being executed against any assets of such Votorantim Party.

21.10	Ownership of the Obligors

Either Obligor ceases to be:

(a) a Subsidiary of the Parent; or

(b) directly or indirectly controlled by the Parent,

and, in either case, in the opinion of the Majority Lenders (i) the credit risk in providing a Loan has adversely changed as a result of such event or (ii) such event may reasonably be expected to have a Material Adverse Effect.

21.11	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents or any Obligor shall so assert in writing.

21.12	Repudiation

An Obligor repudiates or rescinds a Transaction Document or evidences an intention to repudiate or rescind a Transaction Document.

21.13	Cessation of business

Any Obligor or any Designated Subsidiary suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

21.14	Effectiveness of documents

	(a)	Any Finance Document ceases to be in full force and effect or any Transaction Document which is not a Finance Document ceases to be in full force and effect as against an Obligor.

	(b)	Any Transaction Document is alleged by an Obligor to be ineffective for any reason.

	(c)	A Security Document does not or ceases to create the valid, first ranking, fully perfected security it purports to create.

	(d)	Any Transaction Document is terminated, cancelled, suspended or revoked by an Obligor.

(e)

No Event of Default will occur under paragraphs (a) to (c) above if the event in question is capable of remedy and is remedied (to the satisfaction of the Agent) within 10 Business Days from the date the event occurred.

21.15	Governmental Intervention

(a)

The authority or ability of any Obligor or any Designated Subsidiary to conduct its business in any respect that is material to its day to day business activities is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or Person in relation to any Obligor or any Designated Subsidiary or any of their respective assets.

	(b)	By or under the authority of any government:

(i) the management of any Obligor or any Designated Subsidiary (which management is material to its day to day business activities) is wholly or substantially displaced or the authority of any Obligor or any Designated Subsidiary in the conduct of its business is wholly or substantially curtailed; or

(ii)

all or a majority of the issued shares of any Obligor or any Designated Subsidiary or the whole or any part (the book value of which is 20 per cent. or more of the book value of the whole) of any of their respective revenues or assets is seized, nationalised, expropriated or compulsorily acquired.

21.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)

declare that all or part of any Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

	(b)	declare that all or part of any Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

	(c)	exercise, or direct the Trustee to exercise, any or all of its rights, remedies and powers under any of the Finance Documents.

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:

	(a)	assign any of its rights; or

	(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

22.2	Conditions of assignment or transfer

(a)

The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment is to another Lender or an Affiliate of a Lender or an Event of Default has occurred and is continuing.

(b)

The consent of the Borrower to an assignment must not be unreasonably withheld or delayed.  The Borrower will be deemed to have given its consent ten Business Days after the Borrower has received the Existing Lender’s request unless such request has been refused by the Borrower within that time.

	(c)	An assignment will only be effective on:

(i)

receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Existing Lender; and

	(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

	(e)	If:

		(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 10 (Tax gross-up and indemnities) or Clause 11 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $5,000.

22.4	Limitation of responsibility of Existing Lenders

	(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

		(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

		(ii)	the financial condition of any Obligor or any Buyer;

		(iii)	the performance and observance by any Obligor or any Buyer of its obligations under the Transaction Documents or any other documents; or

		(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

	(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and each Buyer and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Documents; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and each Buyer and their related entities whilst any amount is or may be outstanding under the Finance Documents.

	(c)	Nothing in any Finance Document obliges an Existing Lender to:

		(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

		(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

	(c)	On the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arranger, the Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Existing Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

22.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other Person:

(a) to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)

with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, and any information about any Obligor, the Group or any Buyer and the Transaction Documents as that Lender shall, in its reasonable opinion, consider appropriate if, in relation to paragraphs (a) and (b) above, the Person to whom the information is to be given has entered into a Confidentiality Undertaking.

22.8	Participations by Lenders

Any Lender may enter into any sub-participation in relation to any of the Finance Documents or the Obligors or any other contractual arrangements with third parties in respect of any Loan or to reduce its credit exposure to the Obligors without the consent of the Obligors.  The relevant Lender shall notify the Agent (which shall notify the Borrower) of each such sub-participation that is entered into within 5 Business Days from the date it is entered into.

23.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents unless each of the Lenders has given its prior written consent to such assignment or transfer.

24.	ROLE OF THE AGENT AND THE ARRANGER

24.1	Appointment of the Agent

	(a)	Each other Finance Party (other than the Trustee) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Agent

	(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

	(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)

If the Agent is aware of the non-payment of any principal, interest or any fee payable to a Finance Party (other than the Agent, the Arranger or the Trustee) under this Agreement it shall promptly notify the other Finance Parties.

	(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

	(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other Person.

	(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and discretions of the Agent

	(a)	The Agent may rely on:

		(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

		(ii)	any statement made by a director, authorised signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

	(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

		(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

		(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

		(iii)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of the Guarantor.

(c)

Without prejudice to the Borrower’s obligations under Clause 14 (Costs and Expenses), the Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

	(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

	(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

	(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Trustee.

(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d) In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e) The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for documentation

None of the Agent, the Arranger and the Trustee:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Trustee, an Obligor or any other Person given in or in connection with any Transaction Documents or the transactions contemplated in the Transaction Documents; or

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Documents or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Documents or the Transaction Security.

24.9	Exclusion of liability

(a)

Without limiting paragraph (b) below, neither the Agent nor the Trustee will be liable for any action taken by it under or in connection with any Transaction Documents or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Agent or, as the case may be, the Trustee) may take any proceedings against any officer, employee or agent of the Agent or the Trustee in respect of any claim it might have against the Agent or Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Documents or any Transaction Security.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

The Trustee will not be liable for any losses to any Person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Transaction Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Agent or otherwise, unless directly caused by its gross negligence or wilful misconduct.

(e)

The Trustee will not be liable for (i) the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Transaction Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, or in connection with the Transaction Documents or the Transaction Security or (ii) any shortfall which arises on the enforcement of the Transaction Security.

(f)

Nothing in this Agreement shall oblige the Agent, the Arranger or the Trustee to carry out any “know your customer” or other checks in relation to the identity of any Person on behalf of any Lender and each Lender confirms to the Agent, the Arranger or the Trustee that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Arranger or the Trustee.

24.10	Lenders’ indemnity to the Agent and Trustee

Each Lender shall (in proportion to its participation in all Loans then outstanding) indemnify each of the Agent and the Trustee, within three Business Days of demand, against any cost, loss or liability incurred by the Agent or the Trustee (otherwise than by reason of the Agent’s or the Trustee’s gross negligence or wilful misconduct) in acting as Agent or as Trustee under the Finance Documents (unless the Agent or the Trustee has been reimbursed by an Obligor pursuant to a Finance Document).

24.11	Resignation of the Agent

	(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)

Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

	(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

24.12	Confidentiality

(a)

In acting as agent for the Finance Parties or, as the case may be, trustee for the Secured Parties, the Agent and the Trustee shall be regarded as acting through its agency division, or as appropriate, trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Agent or the Trustee, it may be treated as confidential to that division or department and neither the Agent nor the Trustee shall be deemed to have notice of it.

24.13	Relationship with the Lenders

(a)

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than ten Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Each Secured Party shall supply the Agent with any information that the Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Trustee to perform its functions as trustee.  Each Lender shall deal with the Trustee exclusively through the Agent and shall not deal directly with the Trustee.

24.14	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Secured Party confirms to the Agent, the Arranger and the Trustee that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:

(a) the financial condition, status and nature of each member of the Group and the Buyers;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security;

(c)

whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document, the Transaction Security, the transactions contemplated by the Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(d)

the adequacy, accuracy and/or completeness of any information provided by the Agent, the Trustee, any Party or by any other Person under or in connection with any Transaction Document, the transactions contemplated by the Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Documents; and

(e)

the right or title of any Person in or to, or the value or sufficiency of any part of the Secured Property, the priority of any of the Transaction Security or the existence of any Security affecting the Secured Property.

24.15	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.	ROLE OF TRUSTEE

25.1	Trust

The Trustee declares that it shall hold the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.  Each of the parties to this Agreement agrees that the Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents (and no others shall be implied).

25.2	No Independent Power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Trustee.

25.3	Trustee’s Instructions

The Trustee shall:

(a)

unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Agent and shall be entitled to assume that (i) any instructions received by it from the Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation that any instructions or directions given by the Agent have not been revoked;

(b)

be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Trustee may refrain from acting unless and until those instructions or clarification are received by it; and

(c) be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Trustee to the Lenders.

25.4	Trustee’s Actions

Subject to the provisions of this Clause 25:

(a)

the Trustee may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

(b)

at any time after receipt by the Trustee of notice from the Agent directing the Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Trustee may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

25.5	Trustee’s Discretions

(a) The Trustee may assume (unless it has received actual notice to the contrary in its capacity as trustee for the Secured Parties) that:

	(i)	no Default has occurred and none of the Obligors or the Buyers is in breach of or default under its obligations under any of the Transaction Documents; and

	(ii)	any right, power, authority or discretion vested in any Person has not been exercised.

(b)

The Trustee may, if it receives any instructions or directions from the Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied.

(c)

Without prejudice to the Borrower’s obligations under Clause 14 (Costs and Expenses), the Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Trustee or by any other Secured Party).

(d)

The Trustee may rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or an Obligor, upon a certificate signed by or on behalf of that Person.

(e)

The Trustee may refrain from acting in accordance with the instructions of the Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Transaction Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.

25.6	Trustee’s Obligations

The Trustee shall promptly inform the Agent of:

	(a)	the contents of any notice or document received by it in its capacity as Trustee from any Obligor or any Buyer under any Transaction Document; and

	(b)	the occurrence of any Default of which the Trustee has received notice from any other party to this Agreement.

25.7	Excluded Obligations

The Trustee shall not:

	(a)	be bound to enquire as to the occurrence or otherwise of any Default or the performance, default or any breach by an Obligor or a Buyer of its obligations under any of the Transaction Documents;

	(b)	be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account;

(c)

be bound to disclose to any other Person (including any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

	(d)	be under any obligations other than those which are specifically provided for in the Finance Documents; or

	(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor.

25.8	No responsibility to perfect Transaction Security

The Trustee shall not be liable for any failure to:

	(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Secured Property;

(b)

obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Transaction Documents or the Transaction Security;

(c)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any Person of the execution of any of the Transaction Documents or of the Transaction Security;

(d)

take, or to require any of the Obligors to take, any steps to perfect its title to any of the Secured Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e) require any further assurances in relation to any of the Security Documents.

25.9	Insurance by Trustee

(a)

The Trustee shall not be under any obligation to insure any of the Secured Property, to require any other Person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Transaction Documents.  The Trustee shall not be responsible for any loss which may be suffered by any Person as a result of the lack of or inadequacy of any such insurance.

(b)

If the Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party has requested it to do so in writing and the Trustee has failed to do so within fourteen days after receipt of that request.

25.10	Custodians and Nominees

The Trustee may appoint and pay any Person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Trustee may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any Person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any Person.

25.11	Acceptance of Title

The Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title as each of the Obligors may have to any of the Secured Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

25.12	Refrain from Illegality

The Trustee may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any Person, and the Trustee may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

25.13	Business with the Obligors

The Trustee may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

25.14	Releases

Upon a disposal of any of the Secured Property:

(a) pursuant to the enforcement of the Transaction Security by a Receiver or the Trustee; or

(b) if that disposal is permitted under the Finance Documents,

the Trustee shall (at the cost of the Borrower) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

25.15	Winding up of Trust

If the Trustee, with the approval of the Majority Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by any of the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Trustee shall release, without recourse or warranty, all of the Transaction Security and the rights of the Trustee under each of the Security Documents.

25.16	Perpetuity Period

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the Restatement Date.

25.17	Powers Supplemental

The rights, powers and discretions conferred upon the Trustee by this Agreement shall be supplemental to the Trustee Acts 1925 and 2000 and in addition to any which may be vested in the Trustee by general law or otherwise.

25.18	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Trustee in relation to the trusts constituted by this Agreement.  Where there are any inconsistencies between the Trustee Acts 1925 and 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

25.19	Resignation of Trustee

	(a)	The Trustee may resign and appoint one of its Affiliates as successor by giving notice to the other Parties (or to the Agent on behalf of the Lenders).

	(b)	Alternatively the Trustee may resign by giving notice to the other Parties (or to the Agent on behalf of the Lenders) in which case the Majority Lenders may appoint a successor Trustee.

(c)

If the Majority Lenders have not appointed a successor Trustee in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Trustee (after consultation with the Agent) may appoint a successor Trustee.

(d)

The retiring Trustee shall, at its own cost, make available to the successor Trustee such documents and records and provide such assistance as the successor Trustee may reasonably request for the purposes of performing its functions as Trustee under the Finance Documents.

	(e)	The Trustee’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

(f)

Upon the appointment of a successor, the retiring Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clauses 24 (Role of the Agent and Arranger) and 25 (Role of Trustee).  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

	(g)	The Majority Lenders may, by notice to the Trustee, require it to resign in accordance with paragraph (b) above. In this event, the Trustee shall resign in accordance with paragraph (b) above.

25.20	Delegation

	(a)	The Trustee may, at any time, delegate by power of attorney or otherwise to any Person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)

The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Trustee may think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.

25.21	Additional Trustees

(a)

The Trustee may at any time appoint (and subsequently remove) any Person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Trustee deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Trustee shall give prior notice to the Borrower and the Agent of that appointment.

(b)

Any Person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Trustee by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)

The remuneration that the Trustee may pay to any Person, and any costs and expenses incurred by that Person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Trustee.

25.22	Parallel Debt (Covenant to pay the Trustee)

(a)

Notwithstanding any other provision of this Agreement, each Obligor hereby irrevocably and unconditionally undertakes to pay to the Trustee, as creditor in its own right and not as representative of the other Finance Parties, sums equal to and in the currency of each amount payable by such Obligor to each of the Finance Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document.

	(b)	The Trustee shall have its own independent right to demand payment of the amounts payable by each Obligor under this Clause 25.22.

(c)

Any amount due and payable by an Obligor to the Trustee under this Clause 25.22 shall be decreased to the extent that the other Finance Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by an Obligor to the other Finance Parties under those provisions shall be decreased to the extent that the Trustee has received (and is able to retain) payment in full of the corresponding amount under this Clause 25.22.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

	(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

	(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

	(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) or Clause 30 (Application of Proceeds) and applies that amount to a payment due under the Finance Documents then:

(a) the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

(a)

On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the  Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

	(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)

This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account as the Agent specifies from time to time.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback) and Clause 24.15 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

28.3	Distributions to an Obligor

The Agent may (with the consent of the relevant Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Trustee (including any Receiver or Delegate and the Arranger) under the Finance Documents;

(ii) secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(iii) thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b) The Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (i) to (iv) of paragraph (a) above.

(c) Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.6	No set-off by the Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Payment on Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

	(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

	(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

	(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

	(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

28.9	Change of currency

(a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	APPLICATION OF PROCEEDS

30.1	Order of Application

All moneys from time to time received or recovered by the Trustee under Clause 25.22 (Parallel Debt (Covenant to pay Trustee)) and/or in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Trustee on trust to apply them at such times as the Trustee sees fit, to the extent permitted by applicable law, in the following order of priority:

(a) in discharging any sums owing to the Trustee (in its capacity as trustee), any Receiver or any Delegate;

(b)

in payment to the Agent, on behalf of the Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 28.5 (Partial Payments);

(c) if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any Person to whom the Trustee is obliged to pay in priority to any Obligor; and

(d) the balance, if any, in payment to the relevant Obligor.

30.2	Investment of Proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 30.1 (Order of Application) the Trustee may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Trustee or the Agent with any financial institution (including itself) and for so long as the Trustee thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Trustee’s discretion in accordance with the provisions of this Clause 30.

30.3	Currency Conversion

(a)

For the purpose of or pending the discharge of any of the Secured Obligations the Trustee may convert any moneys received or recovered by the Trustee from one currency to another, at the spot rate at which the Trustee is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b) The obligations of an Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

30.4	Permitted Deductions

The Trustee shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Tax which may be assessed against it in respect of any of the Secured Property, or as a consequence of performing its duties, or by virtue of its capacity as Trustee under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under this Agreement).

30.5	Discharge of Secured Obligations

(a)

Any payment to be made in respect of the Secured Obligations by the Trustee may be made to the Agent on behalf of the Lenders and that payment shall be a good discharge to the extent of that payment, to the Trustee.

(b) The Trustee is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

30.6	Sums received by the Obligors

If an Obligor receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Trustee, that sum shall promptly be paid to the Trustee for application in accordance with this Clause 30.

30.7	Application and consideration

In consideration for the covenants given to the Trustee by each Obligor in Clause 25.22 (Parallel Debt (Covenant to pay the Trustee)), the Trustee agrees with each Obligor to apply all moneys from time to time paid by such Obligor to the Trustee in accordance with the provisions of Clause 30.1 (Order of Application).

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a) in the case of an Obligor, that identified with its name below;

(b) in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c) in the case of the Arranger, the Agent and the Trustee, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

	(a)	Any communication or document made or delivered by one Person to another under or in connection with the Finance Documents will only be effective:

(i) if by way of fax, when received in legible form; or

(ii) if by way of letter, when it has been left at the relevant address or seven Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)

Any notice delivered under or in connection with the Finance Documents after 4.00 p.m. on a Business Day, or on a day which is not a Business Day, shall be deemed to have been delivered at 10.00 a.m. on the next Business Day.

(c)

Any communication or document to be made or delivered to the Agent or Trustee will be effective only when actually received by the Agent or Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent or Trustee’s signature below (or any substitute department or officer as the Agent or Trustee shall specify for this purpose).

	(d)	All notices from or to an Obligor shall be sent through the Agent.

	(e)	All notices to a Lender from the Trustee shall be sent through the Agent.

	(f)	Any communication or document made or delivered to the Borrower in accordance with this Clause 31.3 will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Use of websites

	(a)	The Agent may deliver any information under the Finance Documents to a Lender by posting it on an electronic website designated by the Agent for this purpose.

	(b)	The Agent will supply each Lender with the address of the electronic website and any relevant password specifications required for access.

	(c)	The Agent must promptly, upon becoming aware of its occurrence, notify the Lenders if:

(i) the website cannot be accessed;

(ii) the website or any information on the website is infected by any electronic virus or similar software;

(iii) the relevant password specification for the website is changed; or

(iv) any information to be supplied under the Finance Documents is posted on the website or amended after being posted.

31.6	English language

(a) Any notice given under or in connection with any Finance Document must be in English.

(b) All other documents provided under or in connection with any Finance Document must be:

(i) in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party or the Arranger, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)

Subject to Clause 35.2 (Exceptions) and Clause 25.14 (Releases) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

	(b)	The Agent, or in respect of the Security Documents the Trustee, may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

35.2	Exceptions

	(a)	An amendment or waiver that has the effect of changing or which relates to:

		(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

		(ii)	an extension to the date of payment of any amount under the Finance Documents;

		(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

		(iv)	a change of an Obligor;

		(v)	any provision which expressly requires the consent of all the Lenders;

		(vi)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 35; or

		(vii)	the nature or scope of the Secured Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed,

shall not be made without the prior consent of all the Lenders.

	(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Trustee or the Arranger may not be effected without the consent of the Agent, the Trustee or the Arranger.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	GOVERNING LAW

This Agreement is governed by English law.  For the purposes of article 9 of Brazilian Decree-Law No. 4,657 dated 4 September 1942, and for no other purpose whatsoever, the transactions contemplated hereby have been proposed by the Agent.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b) The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 38.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)

irrevocably appoints Law Debenture Corporate Services Limited of 100 Wood Street, Fifth Floor, London EC2V 7EX, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b) agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE EXISTING LENDERS

Name of Existing Lender	A1 Loan ($)	A2 Loan ($)	A3 Loan ($)

ABN AMRO Bank N.V.	16,666,666.66	16,666,666.66	41,000,000.00

Name of Existing Lender	B1 Loan ($)	B2 Loan ($)	B3 Loan ($)

ABN AMRO Bank N.V.	16,666,666.67	16,666,666.67	41,000,000.00

Name of Existing Lender	C1 Loan ($)	C2 Loan ($)	C3 Loan ($)

ABN AMRO Bank N.V.	16,666,666.67	16,666,666.67	41,000,000.00

SCHEDULE 2

FORM OF TRANSFER CERTIFICATE

To:          ABN AMRO Bank N.V. as Agent

From:     [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Votorantim Celulose e Papel S.A. – Restated $223,000,000 Pre-Export Finance Agreement (the “Agreement”), as restated pursuant to a restatement agreement dated [•] 2006

1.

We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for transfer):

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b) The proposed Transfer Date is [•].

(c) The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

The Agent

ABN AMRO Bank N.V.

By:

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

To:           ABN AMRO Bank N.V. as Agent

From:      Votorantim Celulose e Papel S.A. (the “Borrower”) as Borrower

Dated: [•]

Dear Sirs

Votorantim Celulose e Papel S.A. – Restated $223,000,000 Pre-Export Finance Agreement (the “Agreement”), as restated pursuant to a restatement agreement dated [•] 2006

1.

We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[insert details of financial covenants and whether the Borrower is in compliance with those covenants.]

3.	[We confirm that no Default is continuing.][1]

Signed: …............	…............

Chief Financial Officer of Borrower	Treasurer of Borrower

[insert applicable certification language]

[1]	If this statement cannot be made, the certificate should identify and Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 4

PAYMENT DATES

Interest Payment Date	A Loan Principal Payment Amount ($)	B Loan Principal Payment Amount ($)	C Loan Principal Payment Amount ($)

19 February 2007	7,433,333.26
18 May 2007	7,433,333.34
20 August 2007	7,433,333.34
19 November 2007	7,433,333.34
18 February 2008	7,433,333.34
19 May 2008	7,433,333.34
18 August 2008	7,433,333.34
18 November 2008	7,433,333.34
18 February 2009	7,433,333.34
18 May 2009	7,433,333.34
18 August 2009		7,433,333.28
18 November 2009		7,433,333.34
18 February 2010		7,433,333.34
18 May 2010		7,433,333.34
18 August 2010		7,433,333.34
18 November 2010		7,433,333.34
18 February 2011		7,433,333.34
18 May 2011		7,433,333.34
18 August 2011		7,433,333.34
18 November 2011		7,433,333.34
20 February 2012			7,433,333.34
18 May 2012			7,433,333.34
20 August 2012			7,433,333.34
19 November 2012			7,433,333.34
18 February 2013			7,433,333.34
20 May 2013			7,433,333.34
19 August 2013			7,433,333.34
18 November 2013			7,433,333.34
18 February 2014			7,433,333.34
19 May 2014			7,433,333.28

SCHEDULE 5

INITIAL BUYERS

BUYER	JURISDICTION OF INCORPORATION

AHLSTROM CORP.	GERMANY / FRANCE
ALLCART S.R.L.	ITALY
ANTALIS S.N.C.	FRANCE
ARJO WIGGINS LIMITED	FRANCE
FEDRIGONI CARTIERE SPA	ITALY
GEORGIA-PACIFIC CORP.	USA / FRANCE / NETHERLANDS / ITALY / GREECE / TURKEY / UK
GOULD PAPER CORPORATION	USA
IMPECO S.L.	SPAIN
ITOCHU CORPORATION	KOREA / JAPAN
J. MC’NAUGHTON PAPER GROUP	UK
KANZAN GMBH	GERMANY
KARTOGROUP DEUTSCHLAND GMBH	GERMANY
KARTOGROUP SPA	ITALY
LINDENMEYR MUNROE	USA
MARUBENI CORPORATION	JAPAN
M-REAL CORPORATION	SWITZERLAND
PAPETERIES DE CLAIREFONTAINE	FRANCE
PKS (KOEHLER AG)	GERMANY
PKS (SCHEUFELEN)	GERMANY
RADECE PAPIR	SLOVENIA
SAPPI EUROPE S.A.	AUSTRIA / UK
SCA HYGIENE PRODUCTS	BELGIUM / NETHERLANDS / FRANCE / ITALY / UK
TRENT PAPER SALES	UK
UPM-KYMMENE (NORDLAND PAPIER AG)	GERMANY
UPM-KYMMENE (PAPETERIES DE DOCELLES)	FRANCE

SCHEDULE 6

FORM OF IRREVOCABLE PAYMENT INSTRUCTIONS

To:          [Insert name of Buyer]

[To:         [Insert name of Permitted Covering Institution if Buyer is a Covered Buyer]]

From:      VCP Overseas Holding Ltd. Budapest, Baar Branch

Date:       [Insert date]

Dear Sirs,

We hereby give you notice that by an assignment agreement dated [•] 2006 entered into between, among others, ourselves and ABN AMRO Bank N.V. as trustee, we have irrevocably assigned to ABN AMRO Bank N.V. all our right, title and interest, present and future, under the [Specify name of Sales Contract] (the “Assigned Contract”) dated [Insert date of Sales Contract] between us and [Insert name of Buyer].

With effect from your receipt of this notice all payments made by or on behalf of you to us under or arising from the Assigned Contract should be made on the due date for payment of the same by wire transfer to the following account:

[Insert wire instructions for payments to Collection Account]

We confirm that with effect from the date of this notice any previous or existing payment instructions affecting the payments under or arising from the Assigned Contract are to be terminated and we irrevocably confirm that the instructions contained herein can only be revoked or amended with the prior written consent of ABN AMRO Bank N.V.

This letter shall be governed by and construed in accordance with the laws of England.

Yours faithfully

for and on behalf of
VCP Overseas Holding Ltd. Budapest, Baar Branch

SCHEDULE 7

FORM OF SALES CONTRACT DESIGNATION NOTICE

To:         ABN AMRO Bank N.V. as Trustee

From:     VCP Overseas Holding Ltd. Budapest, Baar Branch

Dated:

Dear Sirs

Votorantim Celulose e Papel S.A. - Restated $223,000,000 Pre-Export Finance Agreement, as restated on pursuant to a restatement agreement dated [•] 2006 (the “Agreement”)

1.

We refer to the Agreement.  This is a Sales Contract Designation Notice.  Terms defined in the Agreement have the same meaning when used in this Sales Contract Designation Notice unless given a different meaning in this Sales Contract Designation Notice.

2.	We hereby deliver to you true and complete copies of:

(a)

all documentation evidencing a binding agreement or agreements between VCP Overseas Holding Ltd. Budapest, Baar Branch and [Insert name of Buyer or Buyers, as applicable] (the “Buyer(s)”) for the sale of Products by VCP Overseas Holding Ltd. Budapest, Baar Branch to the Buyer(s); and

(b) duly executed Irrevocable Payment Instructions with respect to each agreement evidenced by the documentation referred to in paragraph 2(a) above.

3.	We hereby designate each agreement evidenced by the documentation referred to in paragraph 2(a) above to be a “Sales Contract” for the purposes of the Finance Documents and confirm that:

(a)

we have irrevocably assigned to you all our right, title and interest, present and future, under each Sales Contract designated in this Sales Contract Designation Notice in accordance with and upon the terms of the Assignment Agreement;

(b)

each Sales Contract designated in this Sales Contract Designation Notice is in full force and effect as against VCP Overseas Holding Ltd. Budapest, Baar Branch, and, to the best of our knowledge and belief, as against the Buyer(s), upon the terms set out in documentation referred to in paragraph 2(a) above; and

(c)

forthwith upon delivery of this Sales Contract Designation Notice to you, we will deliver the original(s) of the Irrevocable Payment Instructions referred to in paragraph 2(b) above to the Buyer(s) [and the Permitted Covering Institution(s) issuing the letter or letters of credit or the insurance policy or policies (as applicable) supporting the Buyer(s) payment obligations under each such Sales Contract]*.

*	Insert the languages in square brackets if the Buyer is a Covered Buyer.

4.	This Sales Contract Designation Notice shall be governed by and construed in accordance with the laws of England.

Yours faithfully

for and on behalf of
VCP Overseas Holding Ltd. Budapest, Baar Branch